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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

K12 INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

* * * * *

October 29, 2012

Dear Fellow Stockholders:

        On behalf of our Board of Directors, I cordially invite you to attend the 2012 Annual Meeting of the Stockholders of K12 Inc. to be held at the law firm of Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, DC 20004-1304, on November 29, 2012, at 9:00 A.M., Eastern Time. The matters to be considered by the stockholders at the Annual Meeting are described in detail in the accompanying proxy materials.

        IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER OR NOT YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Let me urge you to mark, sign and date your proxy card today and to return it in the envelope provided. Please vote electronically via the Internet or by telephone, if permitted by the broker or other nominee that holds your shares. If you receive a paper copy of the proxy materials, please complete, sign, date and return the accompanying proxy card. Voting electronically, by telephone or by returning your proxy card in advance of the Annual Meeting, does not deprive you of your right to attend the Annual Meeting.

Sincerely,

Nathaniel A. Davis
Chairman of the Board of Directors

K12 INC.

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 29, 2012

        The annual meeting of stockholders of K12 Inc., a Delaware corporation (the "Company"), will be held at the law firm of Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, DC 20004-1304, on Thursday, November 29, 2012, at 9:00 A.M., Eastern Time (the "Annual Meeting").

        At the Annual Meeting, stockholders will be asked to:

          1.     Elect nine directors to the Company's Board of Directors for one-year terms;

          2.     Consider and vote upon a non-binding advisory vote on the compensation of the named executive officers of the Company ("Say on Pay");

          3.     Consider and vote upon the ratification of the appointment of BDO USA, LLP, as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2013; and

          4.     Act upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

        The foregoing matters are described in more detail in the accompanying Proxy Statement. In addition, financial and other information about the Company is contained in the accompanying Annual Report to Stockholders for the fiscal year ended June 30, 2012. The Annual Report to Stockholders consists of our Annual Report on Form 10-K for the year ended June 30, 2012, as filed with the U.S. Securities and Exchange Commission on September 12, 2012, as well as certain information contained in the accompanying Proxy Statement.

        The Board of Directors of the Company recommends that stockholders vote FOR the election of the Board of Directors nominees named in the Proxy Statement; FOR the approval, on a non-binding advisory basis, of the compensation of the named executive officers of the Company; and FOR the ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for fiscal year 2013.

        The Board of Directors has fixed the close of business on October 10, 2012, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Consequently, only stockholders of record at the close of business on October 10, 2012, will be entitled to notice of and to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. A Proxy Statement, proxy card and self-addressed envelope are enclosed with these materials. Whether or not you plan to attend the Annual Meeting in person, please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the Annual Meeting, you may withdraw your proxy and vote in person, if you so choose.

        For admission to the Annual Meeting, all stockholders should come to the stockholder check-in table. Those who own shares in their own names should provide identification and have their ownership verified against the list of registered stockholders as of the record date. Those who have beneficial ownership of stock through a bank or broker must bring account statements or letters from their banks or brokers indicating that they owned the Company's common stock as of October 10, 2012. In order to vote at the meeting, beneficial owners of the Company's common stock must bring legal proxies, which can be obtained only from their brokers or banks.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDERS MEETING TO BE HELD ON NOVEMBER 29, 2012

  •
  This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

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  The proxy statement, the annual report to stockholders (Form 10-K), and the proxy card are available at: http://proxy.ir.k12.com.

By Order of the Board of Directors, Howard D. Polsky Executive Vice President, General Counsel and Secretary

Herndon, VA
October 29, 2012

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 29, 2012

        This Proxy Statement and the accompanying proxy card and notice of Annual Meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of K12 Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held at the law firm of Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, DC 20004-1304, on Thursday, November 29, 2012, at 9:00 A.M., Eastern Time, and any adjournments or postponements thereof, the "Annual Meeting". "We," "our," "us," "the Company," and "K12" each refer to K12 Inc. The mailing address of our principal executive offices is 2300 Corporate Park Drive, Herndon, VA 20171. This Proxy Statement, the accompanying proxy card and the notice of Annual Meeting will be made available on or about October 29, 2012, to holders of record as of October 10, 2012 of our common stock, par value $0.0001 per share, or Common Stock.

VOTING SECURITIES

Record Date; Outstanding Shares; Shares Entitled to Vote

        Our Board of Directors has fixed the close of business on October 10, 2012, as the Record Date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, we had 36,844,093 shares of Common Stock and 2,750,000 shares of Series A Special Stock convertible into 2,750,000 shares of Common Stock issued and outstanding.

        Holders of record of Common Stock on the Record Date will be entitled to one vote per share of Common Stock on any matter that may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting. Holders of record of Series A Special Stock will be entitled to one vote per share of Series A Special Stock on any matter that may properly come before the Annual Meeting, except for the election of directors, and any adjournments or postponements of the Annual Meeting. Holders of Series A Special Stock are not entitled to vote on the election of directors.

Quorum and Vote Required

        The presence, in person or by duly executed proxy, of stockholders representing a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

        If a quorum is present, (1) the members of the Board of Directors must be elected by a plurality of votes present in person or by proxy at the Annual Meeting and entitled to vote; and (2) the proposals of a non-binding advisory vote on executive compensation, and for the ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2013, or fiscal year 2013, and such other matters as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting, must be approved by the affirmative vote of a majority of the votes present in person or represented by proxy at the Annual Meeting.

Voting; Proxies; Revocation

        Shares of our Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked prior to or at the Annual Meeting, will be voted at the Annual Meeting, and at any adjournments, continuations or postponements of the Annual Meeting, in accordance with the instructions on the proxies.

        If a proxy is duly executed and submitted without instructions, the shares of Common Stock represented by that proxy will be voted:

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  FOR Proposal 1, the election of the Board of Director nominees named in this Proxy Statement;

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  FOR Proposal 2, the approval, on a non-binding advisory basis, of the compensation of the named executive officers of the Company;

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  FOR Proposal 3, the ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for fiscal year 2013; and

  •
  In the discretion of the proxy holders regarding any other matters properly presented for a vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

        The person who executes a proxy may revoke it at, or before, the Annual Meeting by: (i) delivering to our corporate secretary a written notice of revocation of a previously delivered proxy bearing a later date than the proxy; (ii) duly executing, dating and delivering to our corporate secretary a subsequent proxy; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. Any written notice revoking a proxy should be delivered to K12 Inc., Attn: General Counsel and Secretary, 2300 Corporate Park Drive, Herndon, VA 20171. If your shares of Common Stock are held in a brokerage account, you must follow your broker's instructions to revoke a proxy.

Abstentions and Broker Non-Votes

        Broker non-votes occur when a nominee holding shares of voting securities for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions, withheld votes, and broker non-votes are included in determining whether a quorum is present but are not deemed a vote cast "For" or "Against" a given proposal, and therefore, are not included in the tabulation of the voting results. As such, abstentions, withheld votes, and broker non-votes do not affect the voting results with respect to the election of directors. Abstentions and broker non-votes will have the effect of a vote against the approval of any items requiring the affirmative vote of the holders of a majority or greater of the outstanding Common Stock and Series A Special Stock who are entitled to vote and are present in person or represented by proxy at the Annual Meeting.

Proxy Solicitation

        We are soliciting proxies for the Annual Meeting from our stockholders and we will bear the entire cost of soliciting proxies from our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding Common Stock for the benefit of others so that such brokerage houses, fiduciaries and custodians may forward the solicitation materials to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees of the Company. No additional compensation will be paid to our directors, officers or other regular employees for these services.

Business; Adjournments

        We do not expect that any matter other than the proposals presented in this Proxy Statement will be brought before the Annual Meeting. However, if other matters are properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting, the proxy holders will vote in their discretion with respect to those matters.

        If a quorum is not present at the Annual Meeting, the Annual Meeting may be adjourned from time to time upon the approval of the holders of shares representing a majority of the votes present in person, or by proxy at the Annual Meeting, until a quorum is present. Any business may be transacted at the adjourned meeting which might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. We do not currently intend to seek an adjournment of the Annual Meeting.

 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

        The following addresses some questions you may have regarding the matters to be voted upon at the Annual Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement for additional information.

Why am I receiving this Proxy Statement?

        The Company is soliciting proxies for the Annual Meeting. You are receiving a Proxy Statement because you owned shares of Common Stock on October 10, 2012, the record date for the Annual Meeting, which entitles you to vote at the Annual Meeting. By use of a proxy, you can vote, whether or not you attend the Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

Why is K12 calling the Annual Meeting?

        We are calling the Annual Meeting and submitting proposals to stockholders of the Company to consider and vote upon Annual Meeting matters, including electing directors, a non-binding advisory vote on executive compensation, and ratifying the appointment of our independent registered public accounting firm. You are being asked to vote in favor of the election of nine directors nominated by our Board of Directors, for the Company's executive compensation, and for the ratification of the selection of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2013.

How does the Board of Directors recommend that I vote?

        Our Board of Directors recommends that you vote FOR each of the proposals.

What do I need to do now?

        After carefully reading and considering the information in this Proxy Statement, please complete, date, sign and promptly mail the proxy card in the envelope provided, which requires no postage if mailed in the United States, or vote electronically via the Internet or by telephone by following the instructions provided by your broker.

May I vote in person?

        Yes. If you were a stockholder of record as of October 10, 2012, you may attend the Annual Meeting and vote your shares in person instead of returning your signed proxy card. However, we urge you to return your proxy card even if you are planning to attend the Annual Meeting.

How do I vote if my shares are held in "street name" by my broker?

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail your voting instructions as directed by your broker or bank to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

If my shares are held in "street name" by my broker, will my broker vote my shares for me even if I do not give my broker voting instructions?

        Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, brokers may vote such shares on behalf of their clients with respect to "routine" matters (such as the ratification of auditors), but not with respect to non-routine matters (such as the election of directors or a proposal submitted by a shareholder). If the proposals to be acted upon at the Annual Meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a "broker non-vote." Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast. We encourage you to provide specific instructions to your broker by returning your proxy card. This ensures that your shares will be properly voted at the Annual Meeting.

Can I revoke my proxy and change my vote?

        Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted at the Annual Meeting. If you are a stockholder of record, your proxy can be revoked in several ways: by timely delivery of a written revocation to our corporate secretary, by submitting another valid proxy bearing a later date or by attending the Annual Meeting and voting your shares in person, even if you have previously returned your proxy card.

When and where is the Annual Meeting?

        The Annual Meeting will be held on November 29, 2012 at 9:00 A.M., Eastern Time, at the law firm of Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, DC 20004-1304.

Who can help answer my questions regarding the Annual Meeting or the proposals?

        You may contact K12 to assist you with your questions. You may reach K12 at:

  K12 Inc.
  Attention: Investor Relations
  2300 Corporate Park Drive
  Herndon, VA 20171
  (703) 483-7000

 PROPOSAL 1:

ELECTION OF DIRECTORS

        Our Board of Directors currently has nine members: Messrs. Craig R. Barrett, Guillermo Bron, Nathaniel A. Davis, John M. Engler, Steven B. Fink, Ronald J. Packard, Jon Q. Reynolds, Jr., Andrew H. Tisch, and Ms. Mary H. Futrell. The term of office of each member of our Board of Directors expires at the Annual Meeting, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death, or removal from office. Each year, the stockholders will elect the members of our Board of Directors to a one-year term of office.

        Upon the recommendation of our Nominating and Corporate Governance Committee, the Board of Directors has approved the nomination of nine directors, Messrs. Barrett, Bron, Davis, Engler, Fink, Packard, Reynolds, Tisch, and Ms. Futrell, for election at the Annual Meeting to serve until the next annual meeting of the stockholders (or until such time as their respective successors are elected and qualified or their earlier resignation, death, or removal from office).

        Our Board of Directors has no reason to believe that the persons listed below as nominees for directors will be unable or decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, proxies cast for that nominee may be voted with discretionary authority for a substitute or substitutes as shall be designated by the Board of Directors.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS SHALL BE ELECTED BY A PLURALITY OF VOTES PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES LISTED BELOW.

Nominees for Election at the Annual Meeting

        Set forth below are the names and other information pertaining to each person nominated to the Board of Directors:

Name	Age	First Year Elected Director	Position(s)
Craig R. Barrett	72	2010	Director
Guillermo Bron	60	2007	Director
Nathaniel A. Davis	58	2009	Director (Chairman)
John M. Engler	63	—	Director
Steven B. Fink	60	2003	Director
Mary H. Futrell	72	2007	Director
Ronald J. Packard	49	2000	Director and Chief Executive Officer
Jon Q. Reynolds, Jr.	44	2011	Director
Andrew H. Tisch	62	2001	Director

  Craig R. Barrett

        Dr. Barrett joined us as a director in September 2010. He served as Chairman and Chief Executive Officer of Intel Corporation, which he joined in 1974, until his retirement in 2009. Prior to Intel Corporation, Dr. Barrett was a member of the Department of Materials Science and Engineering faculty of Stanford University. Dr. Barrett currently serves as Co-Chairman of Achieve, Inc., an independent, bipartisan, non-profit education reform organization, Chairman of Change the Equation, an organization promoting widespread literacy in science, technology, engineering and math (STEM), President and Chairman of BASIS Schools, Inc., Vice Chair of the Science Foundation Arizona, and

Co-Chairman of the Business Coalition for Student Achievement. Dr. Barrett holds B.S., M.S. and Ph.D. degrees in Materials Science from Stanford University. Dr. Barrett was selected as a director because of his deep knowledge and experience in information technology innovation, as well as his global, operational, and leadership experience as Chairman and Chief Executive Officer of Intel Corporation. He also brings a unique perspective to the Board of Directors from his tenure as a professor and his volunteer work and support of educational organizations.

  Guillermo Bron

        Mr. Bron joined us as a director in July 2007. Mr. Bron is a Managing Director of Acon Funds Management LLC, a private equity firm, and the Managing Member of PAFGP, LLC, the sole general partner of Pan American Financial, L.P. Mr. Bron served as Chairman and a director of United Pan Am Financial Corp. (UPFC) from 1994 to 2011, and he served as a director of Pan American Bank, FSB (Pan American), a former wholly-owned subsidiary of UPFC, from 1994 to 2005. Mr. Bron has also served as Chairman of idX Corporation since 2008, and from 2000 to 2002, Mr. Bron was a director of Telemundo Group, Inc. From 1994 to 2003, Mr. Bron was an officer, director and principal stockholder of a general partner of Bastion Capital Fund, L.P., a private equity investment fund primarily focused on the Hispanic market. Previously, Mr. Bron was a Managing Director of Corporate Finance and Mergers and Acquisitions at Drexel Burnham Lambert. Mr. Bron holds a B.S. in Electrical Engineering and Management from Massachusetts Institute of Technology and an M.B.A. from Harvard University. Mr. Bron was selected as a director because his extensive executive leadership and international experience, as well as his expertise in investment banking and capital markets, enable him to bring valuable insights to the Board of Directors in the areas of finance and strategy, as well as other matters. The Board of Directors also benefits from his prior experience as a public company director and audit committee member.

  Nathaniel A. Davis

        Mr. Davis joined us as a director in July 2009 and has served as our Chairman since June 2012. He is currently managing director of RANND Advisory Group. Previously, Mr. Davis was Chief Executive Officer and President of XM Satellite Radio. He also served on the XM Satellite Radio board from 1999 through 2008. From 2000 to 2003, Mr. Davis was President and Chief Operating Officer, and board member of XO Communications Inc. Mr. Davis has also held senior executive positions at Nextel Communications (EVP, Network and Technical Service), MCI Telecommunications (Chief Financial Officer), and MCI Metro (President and Chief Operating Officer). Mr. Davis has served as a director of Unisys Corporation since 2011 and as a director of RLJ Lodging Trust since 2011. Mr. Davis has previously served on the board of several public and private firms including Mutual of America Capital Management Corporation, Charter Communications, and Telica Switching. Mr. Davis also currently serves as a director of the non-profit Progressive Life Center. Mr. Davis received an M.B.A. from the Wharton School of the University of Pennsylvania, an M.S. in Engineering Computer Science at the Moore School of the University of Pennsylvania, and a B.S. in Engineering from Stevens Institute of Technology. Mr. Davis was selected as a director based on his strong record of executive management, finance and systems engineering skills, as well as his insight into the considerations necessary to run a successful, diverse global business. The Board of Directors also benefits from his previous service on other public company boards and his experience in accounting and financial reporting.

  John M. Engler

        Mr. Engler joined us as a director in October 2012. He has been President of the Business Roundtable since January 2011. From 2004 to 2011, Mr. Engler served as President and Chief Executive Officer of the National Association of Manufacturers. He was President of State and Local

Government and Vice President of Government Solutions for North America for Electronic Data Systems Corporation from 2003 to 2004. Mr. Engler served as Michigan's 46th governor for three terms from 1991 to 2003. He has served on the board of directors of Universal Forest Products Inc. since 2003 and is currently a director of Munder Capital Management. Previously, Mr. Engler served as a director of Northwest Airlines from 2003 to 2008, as a director of Dow Jones & Company, Inc. from 2005 to 2007, and as a director of Delta Airlines from 2008 to 2012. Mr. Engler holds a B.S. in Agricultural Economics from Michigan State University and a J.D. from the Thomas M. Cooley Law School. Mr. Engler was selected as a director because of his executive and legislative expertise as a state governor and his business experience. The Board of Directors also benefits from Mr. Engler's perspective as a director of numerous public companies and as a member of their audit committees.

  Steven B. Fink

        Mr. Fink joined us as a director in October 2003. Mr. Fink currently serves as Chairman of Heron International and as a director of the Foundation of the University of California, Los Angeles. Mr. Fink served as a director of Nobel Learning Communities, Inc. from 2003 to 2011. From 1999 to 2009, Mr. Fink served as a director of Leapfrog, Inc. and its Chairman from 2004 to 2009. From 2000 to 2008, Mr. Fink was the Chief Executive Officer of Lawrence Investments, LLC. Mr. Fink has also previously served as Chairman and Chief Executive Officer of Anthony Manufacturing, Chairman and Managing Director of Knowledge Universe, and Chairman and Chief Executive Officer of Nextera. Mr. Fink holds a B.S. in Psychology from the University of California, Los Angeles and a J.D. and an L.L.M. from New York University. Mr. Fink was selected as a director based on his significant experience in operations and financial oversight gained as serving as director or chairman for various public and private companies in addition to his membership on various company audit committees which enables him to contribute significantly to the financial oversight and governance of the Company.

  Mary H. Futrell

        Dr. Futrell joined us as a director in August 2007. Until September 2010, Dr. Futrell was the Dean of the Graduate School of Education and Human Development at the George Washington University. She has served as a director of Horace Mann Educators Corporation since 2001. She is the Co-director of the GWU Institute for Curriculum, Standards and Technology, the founding President of Education International and a past president of the World Confederation of the Teaching Profession, a member of the U.S. National Commission for UNESCO and she serves as President of Americans for UNESCO. Previously, she served as President of the Virginia Education Association, and ERAmerica. Dr. Futrell served as President of the National Education Association (NEA) from 1983 to 1989. Dr. Futrell has also served on the boards of the Kettering Foundation, the Carnegie Foundation for the Advancement of Teaching Leadership, the National Holmes Partnership, the National Commission on Teaching and America's Future, the National Society for the Study of Education. Dr. Futrell holds a B.A. in Business Education from Virginia State University, a M.A. in Secondary Education and an Ed.D. in Education Policy Studies from George Washington University. She is also the recipient of numerous honors and awards, including more than 20 honorary degrees. Dr. Futrell was selected as a director because her tenure in the academic world and her leadership experience with education organizations provides strategic insight, experience and in-depth knowledge of the education industry to the Board of Directors. Her years of experience serving on boards of both public and private companies also gives her a wide range of knowledge on topics important to our business and that contribute to the Board of Directors' function.

  Ronald J. Packard

        Mr. Packard founded K12 in 2000, and has served as Chief Executive Officer or Executive Chairman since the Company was founded. Since May 2007, Mr. Packard has held the title Chief

Executive Officer and Founder. He also currently serves as the Chairman of Middlebury Interactive Languages LLC. Previously, Mr. Packard served as Vice President of Knowledge Universe and as Chief Executive Officer of Knowledge Schools, a provider of early childhood education and after school programs. Mr. Packard has also held positions at McKinsey & Company and Goldman Sachs in mergers and acquisitions. Additionally, Mr. Packard serves on the Digital Learning Council and he formerly served on the Advisory Board of the Department of Defense Schools from 2002 to 2008, and is a member of the board of the Fairfax Education Foundation. From 2004 to 2006, Mr. Packard served as a director of Academy 123. Mr. Packard holds B.A. degrees in Economics and Mechanical Engineering from the University of California at Berkeley, an M.B.A. from the University of Chicago, and he was a Chartered Financial Analyst. Mr. Packard was selected as a director because of his significant knowledge and understanding of the education industry, extensive knowledge of all aspects of K12's business and his unique historical understanding of our operations as the founder of the Company and is the only member of the Company's senior management team who serves on our Board of Directors.

  Jon Q. Reynolds, Jr.

        Mr. Reynolds has served as a director of our Company since 2011. Since 1999, Mr. Reynolds has been a General Partner at Technology Crossover Ventures (TCV), a private equity and venture capital firm that he joined in 1997. Prior to joining TCV, Mr. Reynolds was an Associate with General Atlantic Partners, a private equity firm focused on late stage software and service businesses. Prior to joining General Atlantic Partners, Mr. Reynolds was a member of the mergers and acquisitions group at Lazard Freres & Co., where he focused on the technology and telecommunications industries. Mr. Reynolds holds an A.B. degree from Dartmouth College and an M.B.A. from Columbia Business School. Mr. Reynolds serves as a director of Embanet Corp., OSIsoft, LLC, Greeneden Topco S.C.A, and Webroot Software, Inc., and he served as a director of Capella Education Company from 2005 to 2008. Mr. Reynolds was nominated as a director because of his experience in mergers and acquisitions and as a director of other public companies. Additionally, his experience as an active investor in numerous online education companies and extensive relationships throughout our industry will benefit the Board of Directors and the Company.

  Andrew H. Tisch

        Mr. Tisch joined us as a director in August 2001 and served as Chairman of the Board of Directors from May 2007 to June 2012. Since 1985, Mr. Tisch has been a director of Loews Corporation, and is Co-Chairman of its board, Chairman of its executive committee and, since 1999, has been a member of its Office of the President. Mr. Tisch engages in numerous public service activities including, serving as Vice Chairman of Cornell University, trustee of the Brookings Institution, and as a member of the Dean's Advisory Board at the Harvard Business School. Mr. Tisch has also served as a director of Diamond Offshore Drilling, Inc. since 2011, as a director of CNA Financial Corporation since 2006, and as a director of Texas Gas Transmission, LLC and Boardwalk Pipelines, LLC since 2005. Mr. Tisch previously served as a director of Bulova Corporation from 1979 to 2008 and as a director of Lord & Taylor from 2006 to 2008. Mr. Tisch holds a B.S. in Hotel Administration from Cornell University and an M.B.A. from Harvard University. Mr. Tisch was selected as a director because of his experience having served as president or chairman of various multinational companies over his career in addition to his membership on various boards of public companies which allows him to provide the Board of Directors with leadership and a variety of perspectives on important strategic and governance issues. The Board of Directors also benefits from his involvement in higher education and non-profit organizations.

 INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors and Director Independence

        Our Board of Directors met seven times during the fiscal year 2012. During fiscal year 2012, each director attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which he or she served during the director's tenure, except Mr. Barrett who attended 70% of his total number of applicable meetings. Our policy with respect to director attendance at the annual meeting of the stockholders is to encourage, but not require, director attendance. Three members of our Board of Directors attended our 2011 Annual Meeting of Stockholders, Messrs. Packard and Davis and Ms. Futrell.

        Our Board of Directors has affirmatively determined that each of our non-employee directors is "independent" as defined in the currently applicable listing standards of the New York Stock Exchange, or NYSE. Under the regulations of the U.S. Securities and Exchange Commission, or SEC, each of our non-employee directors is independent and eligible to be a member of the Audit Committee with the exception of Mr. Reynolds who is not independent due to his affiliation with Technology Crossover Ventures, which beneficially owns more than 10% of the Company's Common Stock. Mr. Packard is not independent under both NYSE and SEC rules because he is one of our executive officers. If the nominees for the Board of Directors are duly elected at the Annual Meeting, then each of our directors other than Mr. Packard will serve as an independent director on our Board of Directors as the term is defined in applicable rules of the NYSE. Our Board of Directors has a non-executive chairman, Mr. Davis, who presides over the executive sessions of the non-management directors. Furthermore, our Board of Directors has adopted Corporate Governance Guidelines which are available on our website at www.K12.com.

The Committees of the Board of Directors

        The standing committees of our Board of Directors are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

        Audit Committee.    The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act consists of Mr. Fink, who serves as the Chairman, and Messrs. Bron and Davis. Our Board of Directors has determined that each of Messrs. Fink, Bron, and Davis qualify as independent directors under the applicable NYSE listing requirements and regulations of the SEC.

        The Audit Committee met 14 times during fiscal year 2012. The meetings to review the Company's quarterly and annual periodic filings with the SEC each include at least two separate sessions (which together count as only one meeting) and separate communications with the Company's external auditors and Chief Financial Officer, as well as required executive sessions. The Audit Committee has a charter, available on our website at www.K12.com, setting forth the structure, powers and responsibilities of the Audit Committee. Pursuant to the charter, the Audit Committee is comprised of at least three members appointed by our Board of Directors, each of whom satisfies the requirements of independence and financial literacy. Our Audit Committee has determined that Messrs. Davis and Fink are audit committee financial experts as that term is defined under the Exchange Act. Under its charter, the responsibilities of the Audit Committee include:

  •
  discussing with our independent registered public accounting firm the conduct of the audit, the adequacy and effectiveness of our accounting, the effectiveness of internal control over financial reporting, and applicable requirements regarding auditor independence;

  •
  approving the audited financial statements of the Company to be included in our annual report on Form 10-K;

  •
  annually reviewing and recommending to our Board of Directors the selection of an independent registered public accounting firm;

  •
  pre-approving all audit and non-audit services and fees associated with our independent registered public accounting firm; and

  •
  reviewing and discussing with management significant accounting matters.

        The Compensation Committee.    The Compensation Committee consists of Mr. Tisch, who serves as the Chairman, Messrs. Davis and Reynolds and Ms. Futrell. Our Board of Directors has determined that each of Messrs. Tisch, Davis and Reynolds and Ms. Futrell qualify as independent directors within the meaning of the applicable NYSE listing requirements.

        The Compensation Committee met eight times during fiscal year 2012. The Compensation Committee has a charter, available on our website at www.K12.com, setting forth the structure, powers and responsibilities of the Compensation Committee. Under its charter, the responsibilities of the Compensation Committee include:

  •
  reviewing the compensation philosophy of our Company;

  •
  reviewing and approving corporate goals and objectives relating to the compensation of our Chief Executive Officer and, based upon an evaluation of the achievement of these goals, recommending to the Board of Directors our Chief Executive Officer's total compensation;

  •
  reviewing and approving salaries, bonuses and other forms of compensation for our other executive officers, including without limitation stock options, restricted shares, and other forms of equity compensation;

  •
  considering and adopting changes to our compensation structure as applicable to all non-executive officer employees, including, but not limited to, salaries and benefits;

  •
  performing such duties and exercising such authority as may be assigned by the Board of Directors under the terms of our equity incentive and bonus plans; and

  •
  performing such other duties and exercising such other authority as may be assigned from time to time to the Compensation Committee by our Board of Directors.

        The Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of Mr. Bron, who serves as the Chairman, and Messrs. Barrett, Fink and Tisch. Our Board of Directors has determined that each of Messrs. Bron, Barrett, Fink and Tisch qualify as independent directors within the meaning of the applicable NYSE listing requirements. Our Board of Directors has adopted Corporate Governance Guidelines which are available on our website at www.K12.com.

        The Nominating and Corporate Governance Committee met three times during fiscal year 2012. The Nominating and Corporate Governance Committee has a charter, available on our website at www.K12.com, setting forth the structure, powers and responsibilities of the Nominating and Corporate Governance Committee. Under its charter, the Nominating and Corporate Governance Committee has the authority to nominate persons to stand for election to and to fill vacancies on our Board of Directors. The Nominating and Corporate Governance Committee may consider the following criteria, as well as any other factors the Nominating and Corporate Governance Committee deems appropriate, in recommending candidates for election to our Board of Directors: (i) personal and professional integrity, ethics and values; (ii) experience in corporate management, such as serving as an officer or former officer of a publicly-held company, and a general understanding of marketing, finance, operations, governance and other elements relevant to the success of a publicly-traded company in today's business environment; (iii) experience in management and in the Company's industry; (iv) experience as a board member of another publicly-held company; (v) academic or policy expertise in an area of the Company's operations; and (vi) practical and mature business judgment, including ability to make independent analytical inquiries. Although the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, it strives to nominate directors with a variety of complementary skills so that, as a group, the Board of Directors will possess the appropriate backgrounds, talent, perspectives, skills and expertise to oversee the Company's business. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, provided such recommendations are submitted in writing not later than the close of business on the 90th day, or earlier than the close of business on the 120th day, prior to the anniversary of the preceding year's annual meeting of the stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company's proxy statement. Recommendations should be submitted to the corporate secretary of the Company at K12 Inc., 2300 Corporate Park Drive, Herndon, VA 20171, Attention: General Counsel and Secretary. The Nominating and Corporate Governance Committee will consider the same criteria set forth above when evaluating director candidates recommended by stockholders.

  Board of Directors Leadership Structure

        Currently, our Board of Directors has determined that the roles of the Chairman of the Board of Directors and our Chief Executive Officer should be separate. The decision whether to combine or separate these positions depends on what our Board of Directors deems to be in the long term interest of stockholders in light of prevailing circumstances. Our Board of Directors believes the Company is well-served by this flexible leadership structure and that the combination or separation of these positions should continue to be considered on an ongoing basis.

  Risk Management

        Our Board of Directors believes full and open communication with management is essential for effective risk management and oversight. Members of our Board of Directors discuss strategy and risks facing the Company with our Chief Executive Officer and our senior management at meetings of our Board of Directors or when members of our Board of Directors deem necessary, but normally, at least semi-annually. Because our Chief Executive Officer is a member of our Board of Directors, our Chief Executive Officer attends all Board of Directors meetings and is available to address any questions or concerns raised by our Board of Directors on risk management and any related matters. Our Chief Executive Officer is also asked to contribute to the agenda for these meetings, so that each functional division of the Company can identify risk-related topics that may require Board of Directors attention, such as political risk, information security and privacy and systems infrastructure. Each quarter, our Chief Executive Officer presents to our Board of Directors on strategic matters involving our operations and strategic initiatives and also discusses key strategies, challenges, risks, and opportunities for the Company.

        Management is responsible for the day-to-day management of risks that the Company faces, while our Board of Directors, as a whole and through its committees, is responsible for the oversight of risk management. Beginning in fiscal year 2010, our Board of Directors instituted a more formalized process to assess enterprise-wide risk. That process began with a risk management review led by our management with the participation of outside advisors. Based on that review, we identified and prioritized enterprise-wide risks that in the judgment of our Board of Directors require ongoing monitoring and remediation. To meet that objective, our Board of Directors assigned these responsibilities to a management operating committee along with an obligation to make progress reports to the Board of Directors at least semi-annually. In fiscal year 2011, when we outsourced our internal audit functions to a major accounting firm, the risk assessment process conducted by the management operating committee was transferred to the internal audit department. This action allowed us to elevate the focus, expertise and attention devoted to risk management so as to make it more effective and continuous, and to enhance oversight transparency by the Audit Committee and Board of Directors.

        In addition, our Board of Directors evaluates risks that may arise as the Company pursues new educational business, both domestically and internationally. In its risk oversight role, the Board of Directors monitors whether the risk management processes that management has designed and implemented are effective both as designed and as executed. While our Board of Directors is ultimately responsible for risk oversight, our three committees assist our Board of Directors in fulfilling these responsibilities in certain areas of risk. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting and internal controls, and discusses with management the Company's policies with respect to those matters. This includes risk management reports prepared by our internal audit department and provided to our Audit Committee on a quarterly basis. Our Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Finally, our Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors, and corporate governance.

  Risk Assessment in Compensation Programs

        Consistent with SEC disclosure requirements, we have previously assessed the Company's compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our management assessed the Company's executive and broad-based compensation and benefits programs to determine if the programs' provisions and operations create undesired or unintentional risks of a material nature. This risk assessment process included a review of our compensation policies and practices; analyses to identify risk and risk control related to such policies and practices; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to Company strategy. In connection with the changes that the Compensation Committee has implemented to our executive compensation programs, generally and primarily our annual non-equity incentive program, as described in more detail below under "Compensation Discussion and Analysis," the Compensation Committee considered the potential risks associated with the revised structure of our non-equity incentive program and determined that the revision to such program did not materially increase the potential risks associated with our executive compensation programs as a whole.

        Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the Company's ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of our Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics that applies to all employees. The Code of Business Conduct and Ethics is available on our website at www.K12.com. We intend to satisfy the disclosure requirements under the Exchange Act regarding an amendment to, or waiver involving a director or officer from, our Code of Business Conduct and Ethics by posting such information on our website.

Stockholder Communications with the Board of Directors

        Stockholders and other interested parties may communicate directly with our Board of Directors, individually or as a group, by sending an email to our General Counsel at OGC@K12.com, or by mailing a letter to K12 Inc., 2300 Corporate Park Drive, Herndon, VA 20171, Attn: General Counsel and Secretary. Our General Counsel will monitor these communications and will provide summaries of all received communications to our Board of Directors at its regularly scheduled meetings. Where the nature of a communication warrants, our General Counsel may decide to seek the more immediate attention of the appropriate committee of the Board of Directors or a director, or our management or independent advisors and will determine whether any response is necessary.

Director Compensation for Fiscal Year 2012

        We have adopted a Directors Compensation Plan under which our non-employee directors receive an annual cash retainer, fees for attending Board of Directors and committee meetings and annual restricted stock awards. Mr. Packard, our Chief Executive Officer, receives no additional compensation for his service on our Board of Directors. Pursuant to the terms of the Directors Compensation Plan, the Chairman of the Board of Directors receives an annual cash retainer of $100,000, the Chairman of the Audit and Compensation Committees each receive an annual cash retainer of $60,000, and all other non-employee directors receive annual cash retainers of $40,000. We previously granted stock options to our directors; however, in fiscal year 2010 we began granting our directors awards of restricted stock in lieu of stock options in order to more closely align the interests of our directors with those of our stockholders. Non-employee directors receive an annual restricted stock award valued at $60,000 as of the grant date, with the shares underlying such awards vesting in equal annual installments over a period of three years. In addition, each committee chairman receives $2,500 per Board of Directors meeting attended and $1,500 per committee meeting attended, with the exception of the Chairman of the Board and the Chairman of the Audit Committee who each receive $2,500 per Board of Directors meeting attended and $2,500 per committee meeting attended. The remaining non-employee members of the Board of Directors receive $1,500 per Board of Directors or committee meeting attended.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)	Total
Craig R. Barrett(2)	$49,000	$60,000	$109,000
Guillermo Bron(3)	77,000	60,000	137,000
Nathaniel A. Davis(4)	109,500	60,000	169,500
John M. Engler(5)	—	—	—
Steven B. Fink(6)	115,000	60,000	175,000
Mary H. Futrell(7)	61,000	60,000	121,000
Jon Q. Reynolds(8)	55,000	60,000	115,000
Jane M. Swift(9)	3,152	—	3,152
Andrew H. Tisch(10)	135,000	60,000	195,000

(1)
Represents the aggregate grant date fair values of stock awards computed in accordance with FASB ASC Topic 718.

(2)
For fiscal year 2012, Mr. Barrett received an award of 3,329 shares of restricted stock that vests in equal installments on an annual basis over a period of three years. As of June 30, 2012, Mr. Barrett held 4,866 unvested restricted shares.

(3)
For fiscal year 2012, Mr. Bron received an award of 3,329 shares of restricted stock that vests in equal installments on an annual basis over a period of three years. As of June 30, 2012, Mr. Bron held 5,704 unvested restricted shares and options to purchase 16,450 shares of Common Stock consisting of 7,000 granted on May 7, 2009; 7,000 granted on February 8, 2008; and 2,450 on July 3, 2007.

(4)
For fiscal year 2012, Mr. Davis received an award of 3,329 shares of restricted stock that vests in equal installments on an annual basis over a period of three years. As of June 30, 2012, Mr. Davis held 5,704 unvested restricted shares and options to purchase 2,500 shares of Common Stock granted on July 13, 2009. Mr. Davis' cash compensation included $20,000 for assistance related to the hiring of a President and COO.

(5)
Mr. Engler was first appointed to our Board of Directors in October 2012; therefore, for fiscal year 2012, Mr. Engler received no cash compensation or share awards.

(6)
For fiscal year 2012, Mr. Fink received an award of 3,329 shares of restricted stock that vests in equal installments on an annual basis over a period of three years. As of June 30, 2012, Mr. Fink held 5,704 unvested restricted shares and options to purchase 43,409 shares of Common Stock, consisting of 7,000 granted on May 7, 2009; 7,000 granted on February 8, 2008; 9,803 granted on May 17, 2007; 9,803 granted on April 27, 2006; and 9,803 granted on March 31, 2004.

(7)
For fiscal year 2012, Dr. Futrell received an award of 3,329 shares of restricted stock that vests in equal installments on an annual basis over a period of three years. As of June 30, 2012, Dr. Futrell held 5,704 unvested restricted shares and options to purchase 11,838 shares of Common Stock, consisting of 5,000 granted on May 7, 2009; 5,000 granted on February 8, 2008; and 1,838 granted on August 15, 2007.

(8)
For fiscal year 2012, Mr. Reynolds received an award of 3,329 shares of restricted stock that vests in equal installments on an annual basis over a period of three years. As of June 30, 2012, Mr. Reynolds held 3,329 unvested restricted shares.

(9)
Ms. Swift resigned from our Board on July 29, 2011. Fees paid in cash represent the prorated period of fiscal year 2012 when she was a Board member.

(10)
For fiscal year 2012, Mr. Tisch received an award of 3,329 shares of restricted stock that vests in equal installments on an annual basis over a period of three years. As of June 30, 2012, Mr. Tisch held 5,704 unvested restricted shares and options to purchase 56,212 shares of Common Stock, consisting of 10,000 granted on May 7, 2009; 7,000 granted on February 8, 2008; 9,803 granted on May 17, 2007; 9,803 granted on April 27, 2006; 9,803 granted on March 24, 2005; and 9,803 granted on March 31, 2004.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of October 22, 2012, certain information with respect to the beneficial ownership of Common Stock, plus any shares of Series A Special Stock of the Company, par value $0.0001 per share (the "Series A Special Stock"), by each beneficial owner of more than 5% of the Company's voting securities (based solely on review of filings with the SEC), each director and each named executive officer and all directors and executive officers of the Company as a group, except as qualified by the information set forth in the notes to this table. As of October 10, 2012, 36,844,093 shares of our Common Stock and 2,750,000 shares of Series A Special Stock convertible into 2,750,000 shares of Common Stock were issued and outstanding.

        Unless otherwise noted, the address for each director and executive officer is c/o K12 Inc., 2300 Corporate Park Drive, Herndon, VA 20171.

	Shares Beneficially Owned(1)
	Number	Percent
Ronald J. Packard(2)	1,481,539	4.02%
Harry T. Hawks(3)	93,300	*
Bruce J. Davis(4)	79,331	*
George B. Hughes, Jr.(5)	69,052	*
Timothy L. Murray(6)	60,000	*
Celia M. Stokes(7)	117,333	*
Directors
Andrew H. Tisch(8)	390,103	1.06%
Craig R. Barrett(9)	5,902	*
Guillermo Bron(10)	109,272	*
Nathaniel A. Davis(11)	10,441	*
John M. Engler	—	*
Steven B. Fink(12)	107,931	*
Mary H. Futrell(13)	19,935	*
Jon Q. Reynolds Jr.(14)	4,003,329	10.87%
All Directors and Executive Officers as a Group (18 persons)(15)	6,792,454	18.44%
Beneficial Owners of 5% or More of Our Outstanding Common Stock
Learning Group LLC(16)	7,482,874	18.90%
Macquarie Group Limited(17)	4,818,803	13.08%
Technology Crossover Ventures(18)	4,003,329	10.87%
William Blair & Co.(19)	3,773,927	10.24%
T Rowe Price(20)	2,541,712	6.90%

*
Denotes less than 1%.

(1)
Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by the stockholder. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 10, 2012 and not subject to repurchase as of that date. Shares issuable pursuant to options are deemed outstanding for calculating the percentage ownership of the person holding the options but are not deemed outstanding for the purposes of calculating the percentage ownership of any other person.

(2)
Includes 367,726 shares of Common Stock and options for 1,113,813 shares of Common Stock. These totals include both shares and options held individually and in the 2006 Packard Investment Partnership, L.P.

(3)
Includes 35,800 shares of Common Stock and options for 57,500 shares of Common Stock.

(4)
Includes 28,200 shares of Common Stock and options for 51,131 shares of Common Stock.

(5)
Includes 39,600 shares of Common Stock and options for 29,452 shares of Common Stock.

(6)
Includes 60,000 shares of Common Stock.

(7)
Includes 39,600 shares of Common Stock and options for 77,733 shares of Common Stock.

(8)
Includes 18,212 shares of Common Stock and options for 55,587 shares of Common Stock held individually. Also includes 244,882 shares of Common Stock held by Andrew H. Tisch 1991 Trust #2, 35,711 shares of Common Stock held by KAL Family Partnership and 35,711 shares of Common Stock held by KSC Family Partnership. Mr. Tisch has voting and investment control with respect to the shares held by these entities. The address of these stockholders is c/o Loews Corporation, 667 Madison Avenue, 7th Floor, New York, NY 10021.

(9)
Includes 5,902 shares of Common Stock. The address for Dr. Barrett is 5000 West Chandler Boulevard, Mailstop CH7-300, Chandler, AZ 85226.

(10)
Includes 8,410 shares of Common Stock and options for 16,012 shares of Common Stock held individually. Also includes 84,850 shares of Common Stock held by The Bron Trust, dated July 27, 1998. Mr. Bron is not the trustee of The Bron Trust, however, he is the beneficiary of The Bron Trust and, therefore, is deemed to beneficially own such shares. Mr. Bron disclaims beneficial ownership of the shares held by The Bron Trust except to the extent of his pecuniary interest, if any, therein. The address for Mr. Bron is 1901 Avenue of the Stars #1025, Los Angeles, CA 90067.

(11)
Includes 8,410 shares of Common Stock and options for 2,031 shares of Common Stock.

(12)
Includes 64,960 shares of Common Stock and options for 42,971 shares of Common Stock held by the S&C Fink Living Trust. Mr. Fink has voting and investment control with respect to the shares held by this entity.

(13)
Includes 8,410 shares of Common Stock and options for 11,525 shares of Common Stock.

(14)
Includes shares of Common Stock held by Technology Crossover Ventures, as set forth in note (18) below.

(15)
Includes 5,209,510 shares of Common Stock and options for 1,582,944 shares of Common Stock.

(16)
The aggregate beneficial ownership amount is presented for these purposes on the basis of the maximum number of shares beneficially owned by all of the members of the filing group. Includes 4,665,083 shares of Common Stock held by Learning Group LLC, 4,374 shares of Common Stock held by Knowledge Universe Learning Group LLC, 1,522 shares of Common Stock held by Hampstead Associates, LLC and 61,895 shares held directly by Lowell J. Milken. Knowledge Universe Learning Group LLC may be deemed to be a controlling person of Learning Group LLC and in such capacity may be deemed to have the power to exercise investment and voting control over, and to share in the beneficial ownership of, the shares beneficially owned by Learning Group LLC. Ridgeview Associates, LLC is the manager and a member of Hampstead Associates, LLC and in such capacity may be deemed to have the power to exercise investment and voting control over, and to share in the beneficial ownership of, the shares beneficially owned by Hampstead Associates, LLC. From and after the Series A Shareholder Approval which occurred on January 27, 2011, this number includes 2,750,000 shares of Series A Special Stock, which at the time of conversion would become 2,750,000 shares of Common Stock. Each of the entities named in this footnote may be deemed to be controlled by Michael R. Milken and/or Lowell J. Milken and as such, Michael R. Milken and/or Lowell J. Milken may be deemed to have the power to exercise investment and voting control over, and to share in the beneficial ownership of, the shares beneficially owned by these entities. The above information is based on publicly available filings with the SEC, including the Schedule 13D/A filed on March 1, 2011. The address for Messrs. M. Milken, L. Milken, Learning Group LLC, Learning Group Partners, Cornerstone Financial Group LLC, Knowledge Industries LLC, Knowledge Universe Learning Group LLC, Hampstead Associates, LLC, and Ridgeview Associates, LLC is 1250 Fourth Street, Santa Monica, CA 90401.

(17)
Based solely on publicly available filings with the SEC, including the Schedules 13G/A filed on February 10, 2012 by a group comprised of Macquarie Group Limited, Macquarie Bank Limited, Delaware Management Holdings Inc. and Delaware Management Business Trust. The address for Macquarie Group Limited is No.1 Martin Place Sydney, New South Wales, Australia.

(18)
The aggregate beneficial ownership amount is presented for these purposes on the basis of the maximum number of shares beneficially owned by all of the members of the filing group. Includes 2,617,727 shares of Common Stock held by TCV VII, L.P. ("TCV VII"), 1,359,447 shares of Common Stock held by TCV VII(A), L.P. ("TCV VII (A)"), 22,826 shares of Common Stock held by TCV Member Fund, L.P. ("Member Fund" and collectively, with TCV VII and TCV VII (A), the "TCV Funds") and 3,329 shares of Common Stock issued to TCV for Jon Q. Reynolds, Jr. participation on the Board. The TCV Funds are organized as "blind pool" partnerships in which the limited partners have no discretion over investment or sale decisions, are not able to withdraw from the TCV Funds, except under exceptional circumstances, and generally participate ratably in each investment made by the TCV Funds. Technology Crossover Management VII, L.P. ("TCM VII") is the direct general partner of TCV VII and TCV VII (A). Technology Crossover Management VII, Ltd. ("Management VII") is the direct general partner of TCM VII, the ultimate general partner of TCV VII and TCV VII (A), and a general partner of Member Fund. Jon Q. Reynolds, Jr., a director of the Company and a Class A

  Director of Management VII, together with nine other individual Class A Directors of Management VII, (collectively, the "Management VII Members"), share voting and dispositive power with respect to the shares beneficially owned by the TCV Funds. Mr. Reynolds and each of the Management VII Members are also limited partners of TCM VII and Member Fund. Management VII, TCM VII, and each of the Management VII Members disclaim beneficial ownership of any shares held by the TCV Funds except to the extent of their respective pecuniary interests. The address for Technology Crossover Ventures is 528 Ramona Street, Palo Alto, CA 94301.

(19)
Based solely on publicly available filings with the SEC, including the Schedule 13G/A filed on March 9, 2012. The address for William Blair & Co. is 222 West Adams Street, 34th Floor, Chicago, IL 60606.

(20)
Based solely on publicly available filings with the SEC, including the Schedule 13G/A filed on February 10, 2012. The address for T. Rowe Price is 100 East Pratt Street, Baltimore, MD 21202. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

 EXECUTIVE OFFICERS

        Set forth below is biographical information for each of our current executive officers who is not also a director.

Executive Officers

  Howard L. Allentoff, Senior Vice President, Human Resources, Age 50

        Dr. Allentoff joined us in December 2008, and serves as Senior Vice President of Human Resources. From 2003 until joining the Company, he was a Consultant and President of Strategic People Solutions where he assisted companies in both strategic and operational human resources issues. Prior to Strategic People Solutions, Dr. Allentoff worked at Blackboard Inc. as the company's first Vice President of Human Resources from 2002 to 2003. He previously served in other human resources consulting roles as well as in corporate human resources environments at Prometric Inc. (formerly of Sylvan and Thomson Learning), Ward Machinery Company and Westinghouse Electric Corporation. Dr. Allentoff holds a B.S. in Psychology from the University of Maryland, College Park as well both M.S. and Ph.D. degrees in Industrial & Organizational Psychology from Auburn University.

  Bruce J. Davis, Executive Vice President, Worldwide Business Development, Age 49

        Mr. Davis joined us in January 2007, and serves as Executive Vice President, Worldwide Business Development. From 2005 until joining us, Mr. Davis was Senior Vice President of Business Development for Laureate Education Inc. with a focus on the Middle East region. From 2003 to 2004, Mr. Davis was a strategic advisor to Discovery Communications where he developed plans for Discovery's entry into the education video market. From 1994 to 2002, Mr. Davis held various positions with Sylvan Learning Systems including Principal at Sylvan Ventures, and Chief Operating Officer and Vice President of International Operations of Prometric Inc. From 1985 to 1991, Mr. Davis was a Manager of Information Systems Strategy at Deloitte and Touche where he managed its practice office in Egypt. Mr. Davis holds a B.S. in Computer Science from Loyola University and an M.B.A. from Columbia University.

  Harry T. Hawks, Executive Vice President and Chief Financial Officer, Age 59

        Mr. Hawks joined us in May 2010, and serves as Executive Vice President and Chief Financial Officer. From 1992 until joining us, Mr. Hawks served as Executive Vice President and Chief Financial Officer of Hearst Television, formerly known as Hearst-Argyle Television, a NYSE-listed company formed by the merger of Hearst Broadcasting and Argyle Television in 1997, and its predecessor Argyle Television. Prior to Argyle Television, Mr. Hawks served as President of Cumberland Capital Corporation, a venture capital and merchant banking company which he co-founded, from 1987 to 1992. Prior to Cumberland Capital, he held various corporate finance positions with leading financial institutions, including Thomson McKinnon Securities and Bank of Montreal. Mr. Hawks has been involved in numerous local, national and international not-for-profit education and youth organizations, including serving as a trustee and treasurer for The Stanwich School and currently serves on the board of the endowment fund for the Gladney Center. Mr. Hawks holds a B.S. in Business Administration (Finance) and an M.B.A. from Louisiana State University.

  George B. ("Chip") Hughes, Jr., Executive Vice President, School Services, Age 53

        Mr. Hughes joined us in July 2007, and serves as Executive Vice President, School Services. From 1997 until joining us, Mr. Hughes was a co-founder and Managing Director of Blue Capital Management, L.L.C., a middle-market private equity firm. Mr. Hughes previously served as a Partner of McKinsey & Company, Inc., a global management consulting firm, in McKinsey's Los Angeles and New Jersey offices, where he was a member of the firm's Strategy and Health Care practices.

Previously, he served on the Board of Councilors of the College of Letters, Arts & Sciences at the University of Southern California, the National Board and the Executive Committee of Recording for the Blind & Dyslexic and was a member of the Board of Trustees at Big Brothers of Greater Los Angeles and of Big Brothers Big Sisters of Morris, Bergen, and Passaic Counties (New Jersey). Mr. Hughes holds a B.A. in Economics from the University of Southern California and an M.B.A. from Harvard University.

  Timothy L. Murray, President and Chief Operating Officer, Age 55

        Mr. Murray joined us in April 2012. From September 2011 to April 2012, Mr. Murray served as chief executive officer of Pulsepoint, Inc., a digital media technology company, having served beginning in 2010 as chief executive officer of ContextWeb which later merged with another company to form Pulsepoint. From 2007 to 2010, Mr. Murray was chief operating officer of Dialogic Inc., which had acquired Cantata Technologies, where Mr. Murray served as chief executive officer. Mr. Murray began his career at AT&T in 1980 and over the next 20 years worked in positions of increasing responsibilities in sales, marketing, operations, engineering, and product management. He left AT&T in 2001 after serving as executive vice president business service operations. Mr. Murray holds a B.S. and M.S. in Management and Industrial Engineering from Rensselaer Polytechnic Institute.

  John P. Olsen, Executive Vice President, Operations, Age 45

        Mr. Olsen joined us in March 2004, and serves as Executive Vice President, Operations. Prior to joining us, Mr. Olsen was Vice President of Performance Improvement for America Online's Broadband, Premium, and Advanced Technology Services from 2002 to 2004 and he previously served as a management consultant at Diamond Technology Partners where he practiced in the telecommunications and consumer products industries from 1999 to 2002. Prior to Diamond Technology Partners, he served in the United States Navy as a Supply Officer from 1989 to 1997. Mr. Olsen currently serves on the Board of Trustees of Sierra Nevada College and is a Trustee of the Naval Academy Foundation. Mr. Olsen holds a B.S. in Physical Science from the United States Naval Academy and an M.B.A. from the University of Michigan.

  Howard D. Polsky, Executive Vice President, General Counsel and Secretary, Age 60

        Mr. Polsky joined us in June 2004, and serves as Executive Vice President, General Counsel and Secretary. Mr. Polsky previously held the position of Vice President and General Counsel of Lockheed Martin Global Telecommunications from 2000 to 2002. Prior to its acquisition by Lockheed Martin, Mr. Polsky worked at COMSAT Corporation from 1992 to 2000, initially serving as Vice President and General Counsel of COMSAT's largest operating division, and subsequently serving on the executive management team as Vice President of Federal Policy and Regulation. From 1983 to 1992, Mr. Polsky was a partner at Wiley, Rein & Fielding, and was an associate at Kirkland & Ellis from 1979 to 1983. Mr. Polsky began his legal career at the Federal Communications Commission. He received a B.A. in Government from Lehigh University and a J.D. from Indiana University. Mr. Polsky currently serves as a board member of the Lehigh University Advisory Council to the College of Arts and Science.

  Celia M. Stokes, Executive Vice President and Chief Marketing Officer, Age 48

        Ms. Stokes joined us in March 2006, and serves as Executive Vice President and Chief Marketing Officer. Before joining K12, Ms. Stokes served as Vice President of Marketing at Independence Air from 2003 to 2006. Previously, Ms. Stokes ran her own marketing firm providing consulting services to organizations such as Fox TV, PBS, the National Gallery of Art, JWalter Thompson, and ADP. From 1993 to 1998, Ms. Stokes served in successive roles leading to Vice President of Marketing at Bell Atlantic and at a joint venture of Bell Atlantic and two other Regional Bell Operating Companies. From 1990 to 1993, Ms. Stokes was Manager of Marketing at Software AG, and from 1988 to 1990, was Client Group Manager at Targeted Communications, an Ogilvy & Mather Direct company. Ms. Stokes holds a B.A. in Economics from the University of Virginia.

  Maria A. Szalay, Senior Vice President, Product Development, Age 46

        Ms. Szalay joined us in March 2001 and serves as Senior Vice President, Product Development. Previously, Ms. Szalay served as Practice Director at Operon Partners, an e-business consulting firm from 1999 to 2001. Prior to Operon Partners, she worked as Manager of Online Solutions at Telecom New Zealand from 1995 to 1999, as a management consultant at KPMG from 1992 to 1995, and as a sales analyst at Shearson Lehman from 1989 to 1991. Ms. Szalay currently serves as a director of the Association of Educational Publishers. Ms. Szalay holds a B.S./B.A. in Finance and German from Virginia Polytechnic Institute & State University and an M.B.A. from American University.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on its review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012. This report is provided by the following independent directors, who comprise the Compensation Committee:

Andrew H. Tisch (Chairman) Nathaniel A. Davis Mary H. Futrell Jon Q. Reynolds, Jr.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides information about our fiscal year 2012 compensation for the following individuals who served as our Chief Executive Officer, Chief Financial Officer and our next three most highly compensated executive officers as of June 30, 2012:

  •
  Ronald J. Packard, Chief Executive Officer;

  •
  Harry T. Hawks, Chief Financial Officer and Executive Vice President;

  •
  Bruce J. Davis, Executive Vice President of Worldwide Business Development;

  •
  George B. Hughes, Jr., Executive Vice President of School Services; and

  •
  Celia M. Stokes, Chief Marketing Officer and Executive Vice President.

        In August 2012, our Board of Directors determined that Messrs. Davis and Hughes and Ms. Stokes no longer met the technical definition of executive officers within the meaning of Item 401 of Regulation S-K due to a change in management reporting structure following the hiring of our President and Chief Operating Officer, Timothy L. Murray, in April 2012. Because these individuals were executive officers as of June 30, 2012, we have included such individuals as named executive officers in this Compensation Discussion and Analysis and the tables that follow. In addition, had Mr. Murray been employed with us throughout fiscal year 2012 he would have been one of our most highly compensated executive officers and we expect that he will be in the coming year. Accordingly, we have included his compensation information for fiscal year 2012 in this Compensation Discussion and Analysis and the tables that follow. We refer to Messrs. Packard, Hawks, Davis, Hughes and

Murray and Ms. Stokes as our "named executive officers" throughout this Compensation Discussion and Analysis.

        We have organized this Compensation Discussion and Analysis into six parts:

  Part I—Executive Summary
  Part II—Pay for Performance
  Part III—Overview of Compensation for Named Executive Officers
  Part IV—Elements of Compensation for Named Executive Officers
  Part V—Employment, Severance and Change in Control Arrangements
  Part VI—Tax, Accounting and Other Considerations

Part I—Executive Summary

  Our Business

        We are a technology-based education company focused on delivering proprietary curriculum and educational services created for individualized learning to students primarily in kindergarten through twelfth grade. As an innovator in K-12 online education, we believe we have attained distinctive core competencies that allow us to meet the varied needs of online public schools, school districts, states, private schools and individual learners. These core competencies include our ability to create engaging curriculum, train teachers to be effective in online instruction, provide turn-key management services to online schools, customize online learning programs for school districts, develop innovative new offerings and assist legislators and policy makers in understanding the many benefits of online learning to complement and transform traditional schools. These strengths enable us to provide a unique set of products and services primarily to the following three lines of business that share many common attributes, including, curriculum, learning systems, management expertise, logistical systems and marketing: (i) "Managed Public Schools" (turn-key management services provided to public schools), (ii) "Institutional Business" (educational products and services provided to school districts, public schools and other educational institutions that we do not manage), and (iii) "International and Private Pay Business" (private schools for which we charge student tuition and make direct consumer sales).

  Business Highlights of Fiscal Year 2012

        Our fiscal year 2012 performance was strong. Despite recessionary state education budget constraints, volatility in capital markets, and substantial investments made in our infrastructure to support future growth, we were able to deliver improved financial results and make significant progress on our business development strategies. Highlights of the 2012 fiscal year included:

  •
  Revenue growth from $522.4M to $708.4M, an increase of 35.6%, resulting in a five-year revenue compound annual growth rate in the top 4.3% of the companies in the Russell 2000 Index;

  •
  Operating income growth from $24.2M to $29.0M, an increase of 19.8%;

  •
  EBITDA growth of 29.7%, resulting in a five-year EBITDA compounded annual growth rate in the top 3% of the companies in the Russell 2000 Index;

  •
  Total annual average student enrollments in our fully managed public schools increased by 39.5% from 74,755 students to 104,289 students;

  •
  Acquisition of certain assets of Kaplan Virtual Education, including Insight Schools;

  •
  Opening new schools in Louisiana, Massachusetts and Tennessee and expanding enrollment caps in several states; and

  •
  Launching pre-kindergarten programs in several early childhood learning centers.

  Executive Compensation Highlights for Fiscal Year 2012

        In making compensation decisions for our named executive officers in fiscal year 2012, the Compensation Committee assessed pay and governance practices in our industry and sought to better align our executive compensation practices and levels with those of our peers and to more closely tie the total direct compensation of our named executive officers to the attainment of corporate-level and individual Performance Management Objectives. In addition, the Compensation Committee considered the results of the advisory "say-on-pay" vote at our most recent annual stockholders meeting, which approved by a significant majority the compensation of our named executive officers. Significant compensation decisions for named executive officers for the 2012 fiscal year included:

  •
  Equity incentives for Mr. Packard were 100% performance based, consisting of a mix of restricted stock awards that were granted only as a result of the attainment of a compounded annual revenue growth rate target and stock options that will enable Mr. Packard to realize value only to the extent of any future appreciation in our share price;

  •
  For our other named executive officers, we granted equity incentive awards in the form of restricted stock in lieu of stock options to more closely align their interests with value creation for our stockholders, provide better retention incentives, mitigate the potential for stockholder dilution and align our equity compensation practices with those of similarly situated companies;

  •
  We closely tied our annual cash incentive awards to our named executive officers to pre-determined Performance Management Objectives consisting of corporate-level and individual performance goals to ensure that our NEOs were fairly and competitively compensated for their contributions to our performance during 2012 and to the creation of long-term shareholder value;

  •
  We adopted a "double trigger" acceleration policy pursuant to which awards of restricted stock to our named executive officers' (other than Mr. Packard) will generally vest in connection with a change in control only if the named executive officer is also terminated without cause; and

  •
  We reviewed a Towers Watson comparison study prepared as of March 31, 2012 and decided to increase the 2012 base salaries for all of our named executive officers (other than Mr. Murray who joined the Company in April of 2012) in recognition of their strong and sustained performance through a multi-year period of economic turbulence and to bring them in line with our strong financial results based on a comparison of our named executive officers' base salaries and our performance against the base salaries and performance of our peer group companies.

Part II—Pay for Performance

        The compensation program for our named executive officers is structured to foster our growth strategy and profitability and to closely tie our named executive officers' compensation to our overall performance. The following are key features of our pay for performance philosophy:

  •
  All of the equity awards granted to Mr. Packard were performance-based, consisting of stock options and performance-based restricted stock;

  •
  A substantial portion of total compensation for all of our named executive officers is in the form of equity-based awards under which the value actually realized by the executives is tied to our stock price performance;

  •
  To more closely link pay to performance, in fiscal year 2012, the Compensation Committee adopted a financial performance matrix under which 65% of the target annual bonus for each named executive officer is determined, and with full achievement of individual objectives counting for 35% of the target annual bonus;

  •
  As shown in the charts below, in fiscal year 2012, fixed base salary represented a small percentage of total compensation for our named executive officers compared to variable cash and equity-based incentive compensation;

  •
  All elements of compensation for our named executive officers are overseen by our highly engaged and active Compensation Committee, which is composed entirely of independent directors;

  •
  Our named executive officers are not provided with extensive perquisites and are instead eligible to participate in the same medical, dental, vision, disability and life insurance plans as our employees generally, with certain exceptions discussed in Part IV below;

  •
  We do not offer any supplemental retirement plan contributions to named executive officers in excess of Company contributions generally made available to all our employees;

  •
  None of our named executive officers are entitled to receive tax gross-ups on payments they could receive in connection with a change in control of our Company or otherwise; and

  •
  Mr. Packard has meaningful personal assets invested in our common stock, which provides additional alignment with stockholder interests.

Observations Regarding the Mix of Total Direct Compensation

        The charts below show each element of total direct compensation (based on fiscal year 2012 target levels) on a relative basis. It is noteworthy that in the aggregate, the target value of long-term incentives of our named executive officers as a group is more than twice than that given to short-term incentives. This is to incent the named executive officers to focus on long-term shareholder value rather than immediate financial reward. In addition, the Compensation Committee set the amount of variable or "at-risk" compensation for Mr. Packard at a level higher than the other named executive officers due to the responsibilities specific to his position and his ability to influence the entire Company's performance.

 Short-Term vs. Long-Term Incentive Pay Opportunity as a Percentage of Total Pay

Cash (Base Salary + Target Annual Incentive) vs. Equity-Based Pay Opportunity as a Percentage of Total Pay

Fixed Pay vs. Variable Pay Opportunity as a Percentage of Total Pay

  Defined Terms:

  Short-Term—Compensation based on performance of one year or less.

  Long-Term—Compensation based on performance of greater than one year.

  Total Pay—The sum of base salary, target annual incentive, and target long-term incentives.

  Cash—Compensation paid in the form of cash (base salary and annual incentive).

  Equity—Restricted stock awards or other equity awards. Equity awards are "at risk."

  Target—The percentage of base salary that is paid as a cash bonus upon the achievement of 100% of the named executive officer's corporate and individual goals.

  Fixed Pay—Base pay or salary.

  Variable Pay—Compensation that can vary based on Company or individual performance. Variable pay is "at risk."

Part III—Overview of Compensation for Named Executive Officers

  Objectives and Philosophy of Executive Compensation

        The Compensation Committee administers our executive compensation programs and advises the Board of Directors with respect to the policies that govern our compensation and benefit programs. Our executive compensation program is designed primarily to achieve the objectives set forth below:

Objective	Corresponding Design Element
Attract and retain individuals of superior ability and managerial talent	• Compensation programs are designed to be competitive relative to the market and among companies with whom we compete for managerial talent

•

Market compensation practices and levels are reviewed by our Compensation Committee and, with the advice of an independent compensation consultant, establishes competitive compensation packages for our named executive officers

• Flexibility is maintained to tailor compensation packages in order to attract and retain key individuals whom we believe warrant particular consideration
Promote our business and growth strategies	• Annual performance-based incentive bonuses are tied to the achievement of individual management objectives designed to advance our short-term strategic business objectives
• Long-term equity incentive awards are tied to the creation of value for our stockholders
Tie our executive officers' pay to our performance

•

A significant percentage of overall compensation of named executive officers is delivered in the form of equity, which aligns their interests with those of our stockholders and creates incentives for long-term performance

• Total compensation is based largely on the attainment of pre-established financial goals under our annual cash and equity incentive programs

•

Pay-for-performance assessments prepared by our independent compensation consultant are reviewed by our Compensation Committee to ensure our named executive officers' compensation is appropriately tied to our overall performance

Encourage the maximization of stockholder value and align our executive officers' compensation with stockholders' interests

•

Long-term equity incentive awards tie substantial portions of our executive officers' total potential compensation to the performance of our stock price

•

Long-term stock ownership by executives provides ongoing incentives to strengthen and grow our Company

        To achieve the foregoing objectives, the Compensation Committee has implemented and maintains compensation plans that directly tie a substantial portion of each executive's overall compensation to the achievement of key strategic, financial and operational goals, such as our annual revenue and

EBITDA. The Compensation Committee also evaluates individual executive performance with the goal of setting compensation at levels that are comparable with executives in other public companies that are similar to us in terms of size, stage of development and geographic coverage, and that operate in the major education and high-technology industries, while also taking into account our performance relative to such companies and our strategic goals.

  Determination of Compensation

        The Compensation Committee has the authority to determine the compensation of our named executive officers, other than with respect to Mr. Packard, for whom it makes recommendations to the Board of Directors for approval. We have historically set base salaries and annual incentive targets considering both individual performance and the scope of individual responsibilities. Base salaries and annual incentive targets for the named executive officers were first set during the hiring process. Base salaries are generally reviewed annually by the Compensation Committee and appropriately adjusted to reflect individual performance, promotions, changes in the span or scope of responsibilities, and competitive pay practices and levels, with the purpose of rewarding the executives for superior performance and ensuring accountability for underperformance. To aid the Compensation Committee in making these determinations, Mr. Packard provides recommendations annually to the Compensation Committee regarding the base salaries, annual incentive targets and long-term equity award opportunities of all executive officers, excluding himself. These recommendations are based primarily on whether the Company objectives and the named executive officers' individual Performance Management Objectives are achieved. In fiscal year 2012, Mr. Packard provided continuous feedback to each named executive officer regarding his or her individual Performance Management Objectives.

        For fiscal year 2012, as in prior years, our executive compensation package consisted of a fixed base salary and variable annual cash incentives and long-term equity incentive awards, with a significant portion weighted towards the variable performance-based components to ensure that total compensation reflects our overall success or failure and to motivate executive officers to achieve their individual performance goals, seeking to maximize total return to stockholders.

  Use of Compensation Consultants and Compensation Benchmarking

        The Compensation Committee has retained Towers Watson as an independent compensation consultant to provide advice with respect to our executive compensation program and during fiscal year 2011, commissioned a pay for performance assessment from Towers Watson to assist the Compensation Committee in designing our executive compensation programs for fiscal year 2012 and determining overall pay levels for our named executive officers. The Towers Watson study focused on the three year total shareholder return and composite performance (i.e., operational and shareholder performance combined) of fifteen of our then-current peer group companies and the comparability of our executive compensation programs to those peer group companies. The results of that study, which was completed in the latter part of fiscal year 2011, verified our strong financial and operational performance in recent periods—our total shareholder return over the trailing twelve month period to the date of the study was at the 97th percentile of our peer group and composite performance was at the 80th percentile of the peer group for the trailing thirty-six month period. Upon review of the study, the Compensation Committee determined that to reward our named executive officers for the their strong historical performance, as reflected in the study, and to provide incentives to continue to outperform our peers, we generally set our pay opportunities at the 50th percentile of our peer group with realizable pay that could exceed that amount based on actual performance. Accordingly, the Compensation Committee determined to implement structural revisions to our annual cash incentive program to provide all of our named executive officers with the opportunity to earn cash bonuses above target levels in the event that certain stretch goals are achieved for the applicable fiscal year and to provide base salary increases for our named executive officers, in each case as discussed more fully in the discussion that follows. In addition, Towers Watson advised us on certain aspects of the employment agreement that we entered into with Mr. Murray in fiscal year 2012 and in the implementation of our equity incentive award programs for fiscal year 2012.

  Peer Group

        An important component of setting and structuring compensation for our named executive officers is comparing the compensation packages offered by leading education and high-technology companies to ensure that we offer competitive compensation within that group of companies. The Compensation Committee believes that it is important to periodically reevaluate and modify our peer group to better assess our competitiveness among companies of similar size, industry and technology profiles. During fiscal year 2012, no changes were made to the peer group of publicly-traded companies. However, at the beginning of our fiscal year 2013, with the assistance of Towers Watson, we adjusted our peer group to remove certain companies we had included previously that were taken private or were no longer of comparable size and to add certain companies that Towers Watson identified as including us within their peer groups. The current peer group of companies is as follows:

• Blackbaud, Inc.	• Education Management Corporation
• Bridgepoint Education, Inc.	• EZCORP, Inc.
• Capella Education Company	• Grand Canyon Education, Inc.
• Corinthian Colleges Inc.	• IGATE Corporation
• Corporate Executive Board Company, Inc.	• ITT Educational Services Inc.
• Cree, Inc.	• Strayer Education, Inc.
• DeVry Inc.	• Universal Technical Institute, Inc.

Part IV—Elements of Compensation for Named Executive Officers

  Summary of Elements of Compensation and Corresponding Objectives

        Compensation for our named executive officers consists primarily of the elements, and their corresponding objectives and key features, identified in the following table.

Compensation Element	Primary Objectives	Key Features
Base salary	• Recognize the performance of job responsibilities and attract and retain individuals with superior talent.	• Adjustments are considered annually based on competitive market analysis and individual performance
• Provide a reasonable component of stable income to our named executive officers
Annual performance-based cash awards	• Promote short-term business and growth strategies • Align pay with performance	• Annual cash incentive awards are based on the achievement of corporate and individual performance
Long-term equity incentive awards

•

Emphasize long-term business and growth strategies

•

Encourage maximization of stockholder value

•

Align executive officers' compensation with stockholders' interests

•

Promote retention and provide ongoing incentives by encouraging long-term stock ownership

•

Motivate and reward executive officers whose performance and skills contribute to our continued success

•

Equity incentive awards are granted primarily in the form of restricted stock to closely align the interests of our named executive officers with those of our stockholders, provide retention incentives, mitigate the potential for stockholder dilution and align our equity compensation practices with those of our peer group

•

Time-based vesting ties value of awards to sustained growth of our stock price

•

Certain awards for our Chief Executive Officer are only earned upon the achievement of pre-determined performance goals

Health, welfare and retirement benefits	• Provide employee benefits to address the health needs of our executive officers, employees and their families • Provide a retirement vehicle with tax-efficient savings element	• Our named executive officers and other employees participate in standard medical, dental, vision, disability, life insurance and 401(k) plans

  Base Salary

        Base salaries for our named executive officers are generally determined by the scope of their responsibilities, taking into account competitive market compensation paid by our peer group to similarly situated executives and the cost of living. Except for Mr. Packard, for the first time since fiscal year 2009, the Compensation Committee increased the base salaries of each of our named executive officers. In order to align our named executive officers' salaries with the base salaries of similarly-situated executives of our peer group companies, Messrs. Packard, Hawks, Davis and Hughes and Ms. Stokes received base salary increases of 8.7%, 8.0%, 4.9%, 9.9% and 10.2%, respectively, effective August 1, 2011, except for Mr. Packard's, which became effective August 15, 2011. Mr. Murray's base salary was established when he joined the Company in April 2012. In determining to increase Mr. Packard's base salary, the Compensation Committee reviewed a Towers Watson study assessing the Company's and each of its sixteen peer group companies' total shareholder return over a three-year period. The study found that the Company generally performed at the top range with respect to its peer companies, while Mr. Packard's base salary was near the median of such companies.

        The base salaries for our named executive officers in fiscal year 2012, both prior to and after the August 2011 increases, are set forth in the table below:

Name	Base Salary (Pre-Increase) ($)	Base Salary (Post-Increase) ($)
Ronald J. Packard	575,000	625,000
Timothy L. Murray	—	500,000
Harry T. Hawks	400,000	432,000
Bruce J. Davis	309,000	324,000
George B. Hughes	300,248	330,000
Celia M. Stokes	300,300	331,000

  Annual Performance Bonus

        We maintain an annual cash bonus program, or the Executive Bonus Plan, which is intended to reward executive officers based on our Company's overall performance and the individual named executive officer's contributions to that performance through their achievement of pre-established performance goals. In determining the annual bonuses for our named executive officers, we utilize a system of Performance Management Objectives consisting of objective financial metrics as well as individual performance goals. We believe that the Executive Bonus Plan provides incentives that are necessary to retain executives and reward them for our short-term performance in the pursuit of our larger business objectives and is designed to provide for a substantial portion of our cash compensation for named executive officers to be variable based upon Company and individual performance. For fiscal year 2012, each of Messrs. Davis' and Hughes' and Ms. Stokes' target bonus was 40% of base salary, Mr. Hawks' target bonus was 50% of base salary, and Mr. Murray's target bonus was 60% of base salary. The target bonus for Mr. Packard for fiscal year 2012 was 100% of base salary.

        The Executive Bonus Plan for our named executive officers in fiscal year 2012 consisted of two Performance Management Objective categories: (i) a corporate-level financial performance element; and (ii) an individual performance element. The Compensation Committee chose these elements and their relative weightings to align the total cash compensation opportunity of our named executive officers with the achievement of particular performance objectives that create long-term stockholder value. In fiscal year 2012, the Compensation Committee adopted a financial performance matrix under which the corporate-level financial performance goals were determined in order to permit the named executive officers to earn up to 150% of the corporate-level component of their target bonuses (or 200% with respect to Mr. Packard) upon the achievement of certain "stretch" revenue and EBITDA goals. Under this matrix, no bonus would be awarded to our named executive officers unless the

Company achieved revenue and EBITDA of at least $640 million and $80 million, respectively. Target level bonuses would be awarded under the matrix if our revenue and EBITDA targets of $680 million and $90 million, respectively, were achieved. A maximum bonus could be awarded under the matrix if we achieved our "stretch" revenue and EBITDA targets of $740 million and $115 million, respectively. Accordingly, each named executive officer would be entitled to receive (i) 50% of the corporate-level component of his or her target bonus (or 32.5% of his or her total target bonus) upon achieving our minimum revenue and EBITDA thresholds, (ii) 100% of the corporate-level component of his or her target bonus (or 65% of his or her total target bonus) upon achieving our target revenue and EBITDA targets, and (iii) 150% (or 200% with respect to Mr. Packard) of the corporate-level component of his or her target bonus upon achieving our stretch revenue and EBITDA goals. The matrix provided for payouts in between those levels to be interpolated based upon relative EBITDA and revenue performance weighting.

        We also established individual Performance Management Objectives for the fiscal year 2012 Executive Bonus Plan, which comprised 35% of each executive officer's annual bonus opportunity, that were intended to align the named executive officers' incentives with the Company's development and performance strategies. The Compensation Committee retained discretion to pay additional cash bonuses to our named executive officers for exceptional individual performance during 2012. Each named executive officer's individual Performance Management Objectives for fiscal year 2012 are described below:

  •
  Mr. Packard's individual goals included the following: (i) achieving certain revenue growth of at least 20% in the institutional and private schools businesses, (ii) opening a fully-managed school in at least one new state, (iii) increasing total virtual academy student enrollments by 18% or more, and (iv) identifying and hiring a President or Chief Operating Officer and at least one senior or executive vice president (or higher-level management executive) by June 30, 2012.

  •
  Mr. Hawks' individual goals included the following: (i) contributing to our achievement of our fiscal year 2012 revenue and EBITDA targets, (ii) providing monthly profits and loss statements to our management team, (iii) preparing for acquisitions and ensuring the smooth integration of newly acquired businesses, (iv) hiring skilled and knowledgeable members of the Finance Department support staff, and (v) improving our financial processes and efficiency.

  •
  Mr. Hughes' individual goals included the following: (i) improving our retention and reenrollment rates by at least 100 basis points, (ii) renewal of virtual school contracts, (iii) improving academic performance in fully-managed schools, and (iv) contributing to the achievement of our fiscal year 2012 revenue and profitability goals.

  •
  Mr. Davis' individual goals included the following: (i) growing our private schools businesses by more than 30%, (ii) improving the profitability of, and strengthening the employee base of, the business unit overseen by him, (iii) contributing to the achievement of our fiscal year 2012 revenue and EBITDA targets, (iv) preparing for acquisitions and ensuring that our acquisitions are cost-efficient, and (v) managing our investment in a Chinese company, Web International English.

  •
  Ms. Stokes' individual goals included the following: (i) contributing to the our achievement of our fiscal year 2012 revenue targets, (ii) lowering the overall cost of customer acquisitions, (iii) growing our revenue by at least 30% by fall 2012, (iv) improving mid-year enrollment in virtual schools, (v) further developing and optimizing our enrollment center operations and tactical spending, (vi) serving the needs of our institutional and private school business units, (vii) utilizing our customer relations management system in a timely and cost efficient manner, and (viii) improving our retention and reenrollment rates.

        When determining the fiscal year 2012 Executive Bonus Plan awards for named executive officers, we first examined the levels of achievement attained with respect to both the individual and corporate-level performance goals and applied the relative weightings described above. Our revenue for fiscal year 2012 grew by 35.6% from $522.4 million to $708.4 million, well exceeding the revenue target of $680 million established for the Executive Bonus Plan. EBITDA for fiscal year 2012 of $87 million, however, was below the target of $90 million, reflecting expenses primarily associated with transaction and integration costs related to the acquisitions we undertook in fiscal year 2012 and implementation of our enterprise resource planning system. Consequently, pursuant to our financial performance matrix, we determined that Mr. Packard achieved 90% of the corporate level goals and the other named executive officers achieved 86% of the corporate-level performance goals. The attainment level for Mr. Packard was slightly higher than our other named executive officers because the financial performance matrix was tailored to weight financial performance more heavily than for the named executive officers, who were subject to a separate financial performance matrix.

        For individual Performance Management Objectives, we evaluated each named executive officer's actual performance and then weighted those levels of outcomes against their individual goals. In particular, we reviewed the performance of the named executive officers who have profit and loss responsibility and increased or decreased their awards depending on whether they had achieved the internal goals for their respective businesses.

        The Compensation Committee determined that Mr. Packard had achieved each of his individual Performance Management Objectives based on the following achievements in fiscal year 2012: (i) the Company's revenue grew by more than 20%, (ii) the Company opened schools in Iowa and New Mexico, (iii) average enrollments in online public schools grew by more than 20%, and (iv) Mr. Packard achieved his management-level hiring goals by hiring Mr. Murray and at least one other senior vice president. Based upon the recommendations of Messrs. Packard and Murray (other than with respect to his own annual bonus), the Compensation Committee determined that each of the named executive officers satisfied a certain percentage of their individual Performance Management Objectives and approved the final bonus awards for fiscal year 2012. Mr. Murray was awarded $75,000 as a pro-rata portion of his annual bonus for one full quarter based on (i) increasing operational efficiency of our enterprise risk management system, (ii) leading the effort to redirect development of a next generation learning management system at a lower cost, (iii) establishing processes to improve decision-making speed, accountability and profitability, and (iv) improving our annual budget development process. Mr. Hawks achieved his key individual performance objectives including: (i) support for achieving the Company's revenue and EBITDA goals, and (ii) building a finance department staff with the experience and expertise to enable future expansion and compliance with public company obligations. Mr. Hughes achieved his individual objectives by: (i) increasing reenrollment percentages in fully-managed public schools, (ii) improving high school retention, (iii) renewing service agreements with virtual public schools and creating alternative at-risk programs at such schools to replace non-renewals, and (iv) successfully piloting the National Math Lab program based on initial test score results. Ms. Stokes achieved her individual objectives by: (i) reducing total marketing cost per approved enrollment, (ii) optimizing performance of the enrollment center by instituting new training, adding quality control processes and measures, assuming responsibility for additional states and high school placements in the headquarters operation, (iii) delivering a customer relations management system on time and within budget, and (iii) growing public school enrollments. Mr. Davis substantially achieved his individual objectives by: (i) increasing the private school business revenues, (ii) improving profitability of the private school business, and (iii) progressing the Web International English transaction. In addition, the Compensation Committee determined to pay discretionary cash bonuses in excess of 35% of target individual Performance Management Objective bonus amounts to each of Messrs. Murray and Hughes and Ms. Stokes, in light of their exceptional individual performance during 2012.

        The following chart sets forth the actual Company objectives and individual Performance Management Objectives achieved under our non-equity incentive compensation program and the percentage of each named executive officer's target bonuses earned during the year ended June 30, 2012:

Executive	EBITDA/ Revenue Combined) (% of Target Goal) (65% Weight)	Individual Performance Management Objectives (% of Target Goal) (35% Weight)	Actual Bonus (% of Target Bonus Paid)	Target Bonus (% of Base Salary)	Base Salary ($)	Amount of Bonus ($)
Ronald J. Packard	90%	100%	93.5%	100%	625,000	584,375
Timothy L. Murray	—	—	—	—	500,000	75,000
Harry T. Hawks	86%	40%	70%	50%	432,000	151,200
Bruce J. Davis	86%	40%	70%	40%	324,000	90,720
George B. Hughes	86%	155%	110%	40%	330,000	145,200
Celia M. Stokes	86%	155%	110%	40%	331,000	145,640

        The amounts above 100% in the "Individual Performance Management Objectives" column above reflect an additional discretionary bonus that Mr. Packard and the Compensation Committee determined to pay to certain of our executive officers as a result of their exceptional individual performance during 2012.

        The annual bonuses that were actually paid to our named executive officers for fiscal year 2012 are in the amounts set forth in the Nonequity Incentive Plan Compensation column of the "Summary Compensation Table for Fiscal Year 2012" below, while the discretionary cash bonuses attributable to exceptional individual performance in 2012 that were actually paid to our named executive officers for fiscal year 2012 are set forth in the Bonus column of the "Summary Compensation Table for Fiscal Year 2012" below.

  Equity Awards

        We believe that providing long-term equity awards promotes our goal of aligning executive compensation with the long-term interests of our stockholders in building the value of our Company. During fiscal year 2012, we granted restricted stock awards under our 2007 Equity Incentive Award Plan to certain of our employees, including our named executive officers, and stock options to Messrs. Packard and Murray, as described in more detail below.

  Stock Options

        For fiscal years 2011 and 2012, the Compensation Committee determined not to award stock options to most of our named executive officers, in favor of restricted stock awards as described in more detail below. However, in fiscal year 2012, in view of Mr. Packard's unique leadership role with our Company, we desired to incentivize Mr. Packard to more closely tie Mr. Packard's equity incentive compensation with our success and to bring his equity compensation in line with chief executive officer equity grants in our peer group companies. To accomplish the foregoing objectives, we determined to grant a stock option with a Black-Scholes value of $1.5 million to Mr. Packard. This amount, which is reflected in Mr. Packard's total compensation in the "Summary Compensation Table for Fiscal Year 2012" below, does not represent the actual amount of compensation Mr. Packard may receive in connection with this option award. Because the option grant is intended to tie Mr. Packard's compensation to the creation of shareholder value over time, he will realize the value of the grant only to the extent our share price appreciates and benefits our shareholders. Mr. Packard's stock option is subject to a dual vesting schedule with approximately 50% of his option subject to a four-year time-based vesting schedule commencing upon the grant date and approximately 50% of his option beginning to vest only upon the successful achievement of a pre-established human capital hiring objective, and continuing to vest thereafter in accordance with a four-year time-based vesting schedule. This dual time-based and performance-based vesting schedule takes into consideration Mr. Packard's duties as our Chief Executive Officer and steward of achieving our Company's corporate goals and was designed to incentivize Mr. Packard to further develop our executive management team with the ultimate goal of driving strong profitability for, as well as continued growth of, our Company. In early fiscal year 2012, Mr. Packard satisfied the human capital performance vesting conditions with respect to 64,655 shares of Common Stock underlying his 2012 stock option.

        In addition, in connection with Mr. Murray's commencement of employment with us in April 2012, pursuant to his employment agreement, we granted Mr. Murray a stock option covering 150,000 shares of our Common Stock, vesting 25% on the first anniversary of the grant date and in equal quarterly installments over a three-year period thereafter, subject to his continued employment with us through the applicable vesting date.

  Restricted Stock Awards

  Chief Executive Officer

        Under the terms of his amended and restated employment agreement, Mr. Packard is eligible to receive annual restricted stock awards having a value between $0 and $1.25 million for each of fiscal years 2011, 2012 and 2013, based on the achievement of certain pre-determined performance objectives established by the Compensation Committee with respect to each fiscal year. Mr. Packard's employment agreement provides that once granted, the restricted shares will vest over three years, but will only be granted if the applicable performance targets are achieved. The Compensation Committee determined that the performance objectives applicable to Mr. Packard's potential restricted stock awards would be the achievement of 8% compounded revenue growth over three years and, with respect to the restricted stock award for fiscal year 2012, fiscal year 2012 revenue equal to or greater than our fiscal year 2011 revenue. In August 2012, based on cumulative revenue growth and our overall revenue achievement during fiscal year 2012, the Compensation Committee awarded Mr. Packard 58,302 shares of restricted stock, valued at $1.25 million based upon the fair market value of our Common Stock on the date of grant. These shares vest over three years in equal quarterly installments.

  Other Named Executive Officers

        In fiscal year 2012, we provided all of our named executive officers with long-term equity incentive compensation in the form of restricted stock awards. Our Compensation Committee believes that the use of restricted stock (as opposed to stock options) as the primary form of equity compensation for our named executive officers more closely aligns the interests of these executives with those of our stockholders, provides better retention incentives, results in less dilution to our stockholders and is more in line with the equity compensation practices of similarly-situated companies, including the companies in our peer group. In August 2011, we granted time-based restricted stock awards to our named executive officers (other than Mr. Packard) in the following amounts: Mr. Davis received 13,000 shares of restricted stock, and Messrs. Hawks and Hughes and Ms. Stokes each received 16,000 shares of restricted stock. Mr. Murray, who did not join us until April 2012, received 50,000 shares of restricted stock in April 2012 and 10,000 shares of restricted stock in August 2012, in each case, pursuant to his employment agreement. The shares of restricted stock granted to our named executive officers vest semi-annually over a three-year period, with 20% vesting in the first year and 40% vesting in each of the next two years following the grant date. The Compensation Committee determined that the size of each restricted stock award was appropriate to encourage retention among our named executive officers and to ensure the stability and consistency of our management team.

        The equity awards granted to each of our named executive officers during fiscal year 2012 are set forth below in the "Grants of Plan-Based Awards" table. Each equity award is subject to accelerated vesting in certain circumstances, as described below under the heading "Potential Payments Upon Termination or Change in Control."

  Deferred Compensation Plan

        We maintain a non-qualified deferred compensation plan, or the Deferred Compensation Plan, for members of our management team, including our named executive officers. Under the Deferred Compensation Plan, our named executive officers are eligible to elect to defer the receipt of up to 50% of their annual salary and up to 100% of any annual incentive bonus until retirement. Earnings are credited on deferred amounts based upon a variety of investment options that may be elected by each participant. The Company does not make any contributions to the Plan. Certain information with respect to amounts deferred by our named executive officers under this plan are set forth below in the Nonqualified Deferred Compensation Table.

  Defined Contribution Plan

        We maintain a Section 401(k) Savings/Retirement Plan, or the 401(k) Plan, in which certain of our employees, including our named executive officers, are eligible to participate. All employees, including our named executive officers, are automatically enrolled in the 401(k) plan at a 3% deferral rate with the ability to opt-out. The 401(k) Plan allows participants to defer a portion of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. We currently provide matching contributions equal to $0.25 for each dollar of a participant's contributions, up to a maximum of 4% of the participant's annual salary, subject to certain statutory limits.

  Employee Benefits and Perquisites

        We provide our named executive officers with certain personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but recognize to be an important factor in attracting and retaining talented executives. Named executive officers participate in the same medical, dental, vision, disability and life insurance plans as our employees generally. We also pay for supplemental long-term disability and life insurance premiums for our executive officers and provide our executive officers with the opportunity to receive annual Company-paid executive physical examinations. We provide these supplemental benefits to our executive officers due to the relatively low cost of such benefits and the perceived value they provide in assisting us in attracting and retaining talented executives. We reimburse certain executives for their relocation expenses from time to time and for temporary housing expenses they may incur in connection with their provision of services to us. We provide such reimbursements to our executives because such expenses are typically directly associated with and would not have been incurred but for their commencement or continued provision of services to us. Mr. Davis received reimbursements for temporary housing expenses incurred in fiscal year 2011, while Messrs. Hawks, Hughes and Murray received lodging and commuting allowances in fiscal year 2012. None of our executive officers receive tax gross ups in connection with our provision of any perquisites or personal benefits. The value of personal benefits and perquisites we provide to each of our named executive officers is set forth below in our "Summary Compensation Table for Fiscal Year 2012."

Part V—Employment, Severance and Change in Control Arrangements

        We consider severance to be an integral part of the overall compensation package. We provide severance to the executives in order to attract and retain individuals with superior ability and managerial talent, provide our executives with appropriate protections in light of their vulnerability to terminations of employment, and encourage our executives to focus their attention on their work duties and responsibilities in all situations.

        We currently have employment agreements in place with each of our named executive officers that provide for severance payments and benefits upon certain terminations of employment. Mr. Packard is a party to an amended and restated employment agreement with us that entitles him to receive severance payments equal to three times his base salary if he is terminated without cause, due to the Company's non-extension of the term of the agreement or due to a constructive termination. Our other named executive officers have employment agreements with us that provide for employment on an "at will" basis and provide for severance payments ranging from 180 days' base salary to 12 months' base salary (plus benefit continuation in certain cases) upon a termination of employment without cause or for good reason. These agreements were generally negotiated at hire and the potential severance payments were determined considering the executive's level of experience and perceived marketability and the desired length of any post-employment restrictive covenants.

        The named executive officers are generally not entitled to receive cash payments solely as a result of a change in control of the Company, including a sale of all or substantially all of the Company's assets, certain mergers or consolidations and certain sales of our outstanding stock, all of which we refer to collectively as a change in control. Unvested stock options and restricted stock awards are treated differently following a change in control to take into account their respective purposes of value creation and retention, and in light of our executives' heightened vulnerability to terminations of employment in the change in control context. All of our named executive officers' unvested stock options will become fully vested and exercisable under the terms of the applicable stock option agreements upon a change in control. In early fiscal year 2012, we adopted a policy pursuant to which all restricted stock awards held by our named executive officers other than Mr. Packard would be subject to "double trigger" acceleration upon a change in control. Under this policy, restricted stock awards will vest in full only if the named executive officer is terminated without cause in connection with the change in control. For this purpose, a termination without cause includes a "constructive termination", which generally involves any material diminution in the named executive officer's base salary, bonus potential, job title or responsibilities, as well as a relocation of the named executive officer's principal place of business outside of a 40-mile radius. As provided in Mr. Packard's employment agreement, all of the outstanding restricted stock and stock options held by Mr. Packard will become fully vested as of immediately prior to a change in control. With respect to Mr. Murray, 25% of the shares subject to the stock options and restricted stock awards granted to Mr. Murray in fiscal year 2012 in connection with his employment by us will automatically accelerate and vest upon a termination of employment without cause or for good reason within one year of the applicable grant date, and (iii) notwithstanding the foregoing, the restricted stock award granted to Mr. Murray in 2012 in connection with his employment by us will vest in full upon a termination of his employment without cause or for good reason immediately prior to or following a change in control.

        We believe that providing the named executive officers with severance payments upon certain terminations of employment, accelerated vesting of stock options upon a change in control, and accelerated vesting of restricted stock awards upon a termination without cause in connection with a change in control are key retention tools that assist us with remaining competitive with the companies in our peer group, provide our executive officers with incentives to focus on the best interests of our shareholders in the context of a potential change in control, and appropriately protect our executive officers in the event of an involuntary termination of employment without creating a windfall due solely to the change in control. The severance and change in control benefits that Mr. Packard and other named executive officers are entitled to receive are described in more detail below under the heading entitled "Potential Payments Upon Termination or Change in Control."

Part VI—Tax, Accounting and Other Considerations

  Deductibility of Executive Compensation

        We review and evaluate the tax treatment of our executive compensation programs at the time they are adopted and as tax rules and regulations change. In order to preserve flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible for purposes of Internal Revenue Code Section 162(m), which limits the deductibility of certain compensation paid to our executive officers. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

  Accounting for Stock-Based Compensation

        ASC Topic 718, Compensation—Stock Compensation, requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity-based awards under our equity incentive award plans are accounted for under ASC Topic 718. We consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

  Clawback Policy

        We are currently considering the implementation of a compensation clawback policy applicable to executive officers pending completion of the Securities and Exchange Commission's related rulemaking initiatives.

  Stock Ownership Guidelines

        As Mr. Packard is one of our largest individual stockholders, our Board of Directors has historically viewed Mr. Packard's stock ownership level in us as very closely aligning his interests with those of our stockholders generally. We are planning to consider the adoption of stock ownership guidelines for our executive officers to ensure the appropriate alignment of the interests of our other executive officers with those of our stockholders. These guidelines will also apply to Mr. Packard, who we expect will satisfy such guidelines based upon his current stock holdings in us.

 Summary Compensation Table for Fiscal Year 2012

        The following table provides information regarding the compensation that we paid to our named executive officers for services rendered during fiscal years 2012, 2011 and 2010, with the exception of Mr. Murray, whose compensation is shown only for fiscal year 2012 because he was not employed by us in 2011 or 2010.

Name	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)(5)	Option Awards(2)	Nonequity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Ronald J. Packard	2012	618,942	—	1,250,000	1,500,000	584,375	7,182	3,960,499
Chief Executive Officer	2011	551,539	—	4,160,496	—	281,250	9,648	5,002,933
	2010	475,000	—	261,900	1,446,908	471,200	22,796	2,677,804
Timothy L. Murray	2012	94,871	75,000	1,275,000	1,827,000	—	10,000	3,281,871
President and Chief Operating	2011	—	—	—	—	—	—	—
Officer	2010	—	—	—	—	—	—	—
Harry T. Hawks	2012	428,123	—	428,480	—	151,200	48,813	1,056,616
Executive Vice President and	2011	400,000	—	—	—	97,200	46,522	543,722
Chief Financial Officer	2010	62,307	—	589,750	1,092,080	32,877	5,600	1,782,614
George B. Hughes, Jr.	2012	326,395	—	428,480	—	145,200	13,524	913,599
Executive Vice President of	2011	300,248	—	314,760	—	79,200	22,554	716,762
School Services	2010	300,248	—	53,358	298,425	120,099	27,102	799,232
Bruce J. Davis	2012	322,183	—	348,140	—	90,720	8,433	769,476
Executive Vice President of	2011	309,000	—	314,760	—	51,840	10,322	685,922
Worldwide Business Development	2010	309,000	—	53,358	244,166	123,600	28,865	758,989
Celia M. Stokes	2012	320,915	—	428,480	—	145,640	8,487	903,522
Executive Vice President and	2011	300,300	—	314,760	—	66,200	8,260	689,520
Chief Marketing Officer	2010	300,300	—	53,358	298,425	120,120	6,118	778,321

(1)
The amounts in this column represent the discretionary cash bonuses paid to certain named executive officers.

(2)
These columns represent the aggregate grant date fair value of restricted stock awards and stock options computed in accordance with FASB ASC Topic 718. For additional information, including information regarding the assumptions used when valuing the stock options, refer to note 10 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2012. See the table below entitled "Grants of Plan-Based Awards During 2012" for additional information on the restricted stock awards and stock options granted to our named executive officers during fiscal year 2012.

(3)
All amounts are reported in the year earned, regardless of when they are paid.

(4)
The amounts in this column consist of (i) 401(k) plan matching contributions, (ii) Company-paid life insurance and long-term disability premiums and (iii) other perquisites consisting of temporary housing and commuting allowances.

(5)
Amount shown in fiscal year 2011 includes $3,499,997 representing the grant date fair value of 145,530 shares of restricted stock granted to Mr. Packard in connection with his entering into a new four-year employment agreement in September 2010.

 Grants of Plan-Based Awards During Fiscal Year 2012

        The following table provides information regarding grants of plan-based awards to our named executive officers during fiscal year 2012. The awards described in the following table were granted under our Executive Bonus Plan and 2007 Plan.

		Estimated Possible Payouts under Nonequity Incentive Plan Awards(1)		Estimated Possible Payouts under Equity Incentive Plan Awards Target ($)	All Other Stock Awards: Number of Shares of Stock(2) (#)
							Grant Date Fair Value of Option and Stock Awards ($)
Name	Grant Date	Target ($)	Maximum ($)
Ronald J. Packard	—	625,000	1,031,250	—	—		—
	8/12/2011	—	—	—	64,655	(2)	750,000
	8/12/2011	—	—	—	65,331	(4)	750,000
	8/12/2011	—	—	—	46,677		1,250,000
Harry T. Hawks	—	216,000	286,200	—	—		—
	8/12/2011	—	—	—	16,000	(3)	428,480
George B. Hughes, Jr.	—	132,000	174,900	—	—		—
	8/12/2011	—	—	—	16,000	(3)	428,480
Bruce J. Davis	—	129,600	171,720	—	—		—
	8/12/2011	—	—	—	13,000	(3)	348,140
Celia M. Stokes	—	132,400	175,430	—	—		—
	8/12/2011	—	—	—	16,000	(3)	428,480
Timothy L. Murray	—	—	—	—	—		—
	4/30/2012	—	—	—	50,000	(3)	1,275,000
	4/30/2012	—	—	—	150,000	(5)	1,827,000

(1)
Represents the target and maximum incentive awards payable under our Executive Bonus Plan based on fiscal year 2012 base salaries for each named executive officer. For additional information regarding our Executive Bonus Plan, see "Compensation Discussion and Analysis—Elements of Compensation—Annual Performance Bonus" above.

(2)
In April 2012, the Compensation Committee determined that, by hiring a new President and Chief Operating Officer for the Company, Mr. Packard had achieved the performance goals relating to his 2012 stock option grant and, accordingly, that he began vesting in 64,655 shares underlying his option, which vest over a four year period. For additional information, see "Compensation Discussion and Analysis—Elements of Compensation—Equity Awards."

(3)
Represents restricted stock awards vesting vest semi-annually over a three-year period, with 20% vesting in the first year and 40% vesting in each of the next two years following the grant date, as discussed under "Compensation Discussion and Analysis—Elements of Compensation—Equity Awards."

(4)
Represents a stock option granted to Mr. Packard that vests over period of four years following the grant date, as described under "Compensation Discussion and Analysis—Elements of Compensation—Equity Awards."

(5)
Represents a stock option granted to Mr. Murray pursuant to the terms of his employment agreement, vesting (i) with respect to 25% of the shares subject to the option, on the first anniversary of the grant date, and (ii) with respect to 1/16th of the shares subject to the option, on each quarterly anniversary of the grant date thereafter.

 Outstanding Equity Awards at 2012 Fiscal Year End

        The following table provides information regarding outstanding equity awards held by our named executive officers as of June 30, 2012. The section titled "Equity Awards" in the Compensation Discussion and Analysis above provides additional information regarding the outstanding equity awards set forth in this table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Ronald J. Packard(1)	—	129,986	—	26.78	08/12/19	—	—
	121,000	55,000	—	17.46	07/13/17	—	—
	140,625	9,375	—	23.45	08/21/16	—	—
	416,666	—	44,116	13.66	07/12/15	—	—
	40,000	—	—	7.65	12/31/12	—	—
	294,117	—	—	30.60	12/31/12	—	—
	—	—	—	—	—	97,630	2,274,779
Timothy L. Murray(2)	—	150,000	—	25.50	04/30/20	—	—
	—	—	—	—	—	50,000	1,165,000
Harry T. Hawks(3)	45,000	50,000	—	23.59	05/05/18	—	—
	—	—	—	—	—	24,400	568,520
George B. Hughes, Jr.(4)	9,075	11,344	—	17.46	07/13/17	—	—
	8,750	2,188	—	23.45	08/21/16	—	—
	—	—	—	—	—	22,212	517,540
Bruce J. Davis(5)	20,418	9,282	—	17.46	07/13/17	—	—
	25,312	1,688	—	23.45	08/21/16	—	—
	—	—	—	—	—	19,512	454,630
Celia M. Stokes(6)	18,961	11,344	—	17.46	07/13/17	—	—
	38,437	2,563	—	23.45	08/21/16	—	—
	13,235	—	—	22.82	02/08/16	—	—
	—	—	—	—	—	22,212	517,540

(1)
Mr. Packard's outstanding unvested options are subject to time-based and performance-based vesting as described above. Mr. Packard's unvested time-based options vest as follows, subject to Mr. Packard's continued employment through the applicable vesting date:
•
44,116 options with an exercise price of $13.66 per share will vest 29,412 on August 30, 2012 and 14,704 on June 30, 2013;
•
55,000 options with an exercise price of $17.46 per share vest equally on July 13, 2012, October 13, 2012, January 13, 2013 and April 13, 2013 and July 13, 2013;
•
9,375 options with an exercise price of $23.45 per share will vest on August 21, 2012;
•
64,655 options with an exercise price of $26.78 per share vest over four years with 25% vesting on the first anniversary of the grant date of vest of August 12, 2011 and 75% vesting in 12 equal quarterly installments thereafter; and,
•
65,331 options with an exercise price of $26.78 per share vest over four years with 25% vesting on the first anniversary of the grant date of vest of August 12, 2011 and 75% vesting in 12 equal quarterly installments thereafter.

  Performance-based vesting of option grants is based upon our Company's achievement of pre-established corporate-level financial performance metrics and jurisdictional expansion targets as discussed in "Part IV—Elements of Compensation—Equity Awards" above. Mr. Packard's unvested performance-based options vest upon achievement of the applicable jurisdictional expansion and enrollment targets prior to July 12, 2015, subject to Mr. Packard's continued employment through the applicable vesting date. Achieving these goals typically requires a major initiative to secure legislation or regulations permitting our form of public education and attracting the forecasted number of students. These efforts include coordinating grass-roots support, converting this support into state-specific legislative proposals, and managing advocacy efforts to ensure the adoption of enabling legislation. This process often takes multiple legislative sessions over several years.

  Mr. Packard's outstanding shares of restricted stock vest as follows, subject to his continued employment through the applicable vesting date:

  •
  31,119 shares vest over three years in quarterly installments starting on September 30, 2012;
  •
  48,511 shares vest in equal quarterly installments starting on September 30, 2012;
  •
  15,000 shares vest equally on September 15, 2012, March 15, 2013 and September 15, 2013; and,
  •
  3,000 shares vest on July 13, 2012.

(2)
Mr. Murray's outstanding unvested stock options vest over four years with 25% vesting on the first anniversary of the grant date of April 30, 2012 and 75% vesting in 12 equal quarterly installments thereafter, subject to Mr. Murray's continued employment through the applicable vesting date.

Mr. Murray's outstanding shares of restricted stock vest as follows, subject to his continued employment through the applicable vesting date:

•
50,000 shares vest semi-annually over a three-year period, 5,000 shares vesting on October 30, 2012 and April 30, 2013, and 10,000 vesting semi-annually on October 30 and April 30 through April 30, 2015.

(3)
Mr. Hawks' 50,000 unvested stock options vest in equal installments on each August 5, November 5, February 5 and May 5, subject to Mr. Hawks' continued employment through the applicable vesting date.

Mr. Hawks' outstanding shares of restricted stock vest as follows, subject to his continued employment through the applicable vesting date:

•
10,000 shares vest equally on November 20, 2012 and May 20, 2013; and,
•
14,400 shares vest over a thirty month period, with 1,600 vesting on the first anniversary of the date of grant on August 12, 2013 and 3,200 vesting semi-annually on November 12 and August 12 through August 12, 2015.

(4)
Mr. Hughes' unvested options are subject to time-based vesting and vest, subject to his continued employment through the applicable vesting date, as follows:
•
11,344 options with an exercise price of $17.46 per share vest equally on July 13, 2012, October 13, 2012, January 13, 2013, April 13, 2013 and July 13, 2013; and,
•
2,188 options with an exercise price of $23.45 per share vest on August 21, 2012.

  Mr. Hughes' outstanding shares of restricted vest as follows, subject to his continued employment through the applicable vesting date:

  •
  14,400 shares vest over a thirty month period, with 1,600 vesting on the first anniversary of the date of grant on August 12, 2013 and 3,200 vesting semi-annually on November 12 and August 12 through August 12, 2015;
  •
  7,200 shares vest equally on September 14, 2012, March 14, 2013 and September 14, 2013; and
  •
  612 shares vest on July 13, 2012.

(5)
Mr. Davis' unvested options are subject to time-based vesting and vest, subject to his continued employment through the applicable vesting date, as follows:
•
9,282 options with an exercise price of $17.46 per share vest equally on July 13, 2012, October 13, 2012, January 13, 2013, April 13, 2013 and July 13, 2013; and,
•
1,688 options with an exercise price of $23.45 per share vest on August 21, 2012.

  Mr. Davis' outstanding shares of restricted stock vest as follows, subject to his continued employment through the applicable vesting date:

  •
  11,700 shares vest over a thirty month period, with 1,300 vesting on the first anniversary of the date of grant on August 12, 2013 and 2,600 vesting semi-annually on November 12 and August 12 through August 12, 2015;
  •
  7,200 shares vest equally on September 14, 2012, March 14, 2013 and September 14, 2013; and
  •
  612 shares vest on July 13, 2012.

(6)
Ms. Stokes' unvested options are subject to time-based vesting and vest, subject to her continued employment through the applicable vesting date, as follows:
•
11,344 options with an exercise price of $17.46 per share vest equally on July 13, 2012, October 13, 2012, January 13, 2013, April 13, 2013 and July 13, 2013; and,
•
2,563 options with an exercise price of $23.45 vest on August 21, 2012.

  Ms. Stokes' outstanding shares of restricted stock vest as follows, subject to her continued employment through the applicable vesting date:

  •
  14,400 shares vest over thirty month period, with 1,600 vesting on the first anniversary of the date of grant on August 12, 2013 and 3,200 vesting semi-annually on November 12 and August 12 through August 12, 2015;
  •
  7,200 shares vest equally on September 14, 2012, March 14, 2013 and September 14, 2013; and
  •
  612 shares vest on July 13, 2012.

 Option Exercises and Stock Vested During Fiscal Year 2012

        The following Option Exercises and Stock Vested table provides additional information about the value realized by the named executive officers on option award exercises and the vesting of restricted stock awards during the year ended June 30, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) (#)
Ronald J. Packard	2,075	$54,119	53,314	$1,198,165
Timothy L. Murray	—	—	—	—
Harry T. Hawks	5,150	43,205	11,600	256,414
George B. Hughes, Jr.	—	—	6,422	154,942
Bruce J. Davis	48,039	1,237,177	6,122	148,480
Celia M. Stokes	12,500	209,220	6,422	154,942

(1)
Represents the gross number of shares of our Common Stock acquired upon exercise of vested options without taking into account any shares that may be withheld to cover option exercise price or applicable tax obligations.

(2)
Represents the value of exercised options calculated by multiplying (i) the gross number of shares of our Common Stock acquired upon exercise by (ii) the excess of per-share closing price of our Common Stock on the date of exercise over the exercise price of the option.

(3)
Represents the value of vested shares calculated by multiplying (i) the gross number of shares acquired on vesting by (ii) the closing price of our Common Stock on the date of vesting.

Nonqualified Deferred Compensation

        The following table sets forth certain information with respect to amounts deferred by the named executive officers during the year ended June 30, 2012, under our non-qualified deferred compensation plan, which is discussed in more detail above.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings/(Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Ronald J. Packard	—	—	(6,387)	—	183,315
Timothy L. Murray	—	—	—	—	—
Harry T. Hawks	—	—	—	—	—
George B. Hughes, Jr.	—	—	—	—	—
Bruce J. Davis	—	—	—	—	—
Celia M. Stokes	—	—	—	—	—

(1)
The entire amount reported in this column is included within the amount reported in the "Salary" column of the Summary Compensation Table for Fiscal Year 2012.

(2)
We do not make contributions to our non-qualified deferred compensation plan for the benefit of our named executive officers.

Potential Payments Upon Termination or Change in Control

        The Company has entered into employment agreements with each of our named executive officers that provide for severance payments and benefits upon certain terminations of employment. Our named executive officers are also entitled to certain benefits upon a change in control. The terms and conditions of such payments and benefits, and the circumstances in which they will be paid or provided to our named executive officers, are described in more detail below.

  Employment Agreements

  Summary of Employment Agreement with Ronald J. Packard

        Effective as of September 27, 2010, we entered into an amended and restated employment agreement with Mr. Packard. This amended and restated agreement extends the term of Mr. Packard's employment until September 30, 2014 (subject to the possibility of annual extensions thereafter), and provides for: (i) an initial annual base salary of $575,000 subject to annual review; (ii) an annual cash bonus targeted at 100% of his base salary but not to exceed 200% of his base salary; (iii) a grant of 145,530 shares of restricted stock, half of which immediately vested upon grant and half which vest in 12 equal quarterly installments commencing on September 30, 2011, subject to Mr. Packard's continued employment with us on each applicable vesting date; (iv) the opportunity, based on achievement of certain performance goals established by the Board of Directors, to receive additional grants of restricted stock subject to time-based vesting conditions in each of 2011, 2012 and 2013; (v) full vesting of all outstanding stock options and restricted stock awards upon a change in control of the Company; and (vi) severance upon a termination of Mr. Packard's employment without cause or due to a "constructive termination" (generally, a material reduction in Mr. Packard's duties, responsibilities or title) in an amount equal to three times Mr. Packard's base salary, 50% of which would be payable in a lump sum and 50% of which would be payable in installments over an 18-month period, and the extension of the exercise date for Mr. Packard's outstanding vested stock options until the earlier of 180 days following such termination or the expiration of the option term. Upon termination of Mr. Packard's employment due to his death, his estate will receive salary continuation payments for 180 days following his death plus a pro rata portion of his annual performance bonus for the year of termination based upon the date on which such termination occurs. The amended and restated agreement also provides that Mr. Packard is subject to restrictive covenants during the term of the agreement and for certain periods following termination of employment, including confidentiality restrictive covenants during the term and for three years following termination, intellectual property restrictive covenants during the term, and nonsolicitation and noncompetition restrictive covenants while Mr. Packard is employed by us and during the 18-month period following termination. Early in fiscal year 2013, the Compensation Committee reviewed Mr. Packard's annual salary based on his fiscal year 2012 performance and in relation to the salaries of chief executive officers in the Company's peer group. As a result, the Compensation Committee recommended, and the Board of Directors subsequently approved, an increase in Mr. Packard's base salary to $675,000, effective August 15, 2012.

  Summary of Employment Agreement with Timothy L. Murray

        Mr. Murray's employment agreement, effective as of April 23, 2012, provides for his employment with us on an "at-will" basis. Upon a termination of Mr. Murray' employment for "good reason" (generally, a material breach of the employment agreement by us that is not cured within 60 days after written notice from Mr. Murray), or by us without "cause," Mr. Murray is entitled to 12 months of base salary continuation, payable at the same time and in the same manner as such salary had been paid prior to termination. In addition, (a) 25% of the shares subject to the stock options and restricted stock awards granted to Mr. Murray in fiscal year 2012 will vest upon a termination of his employment without cause or for good reason within one year of the applicable grant date, and (b) the restricted stock award granted to Mr. Murray in 2012 will vest in full upon a termination of his employment without cause or for good reason immediately prior to or following a change in control of the Company. The agreement also provides that Mr. Murray will be subject to the terms of our Confidentiality, Proprietary Rights and Non-Solicitation Agreement which generally prohibits the unauthorized disclosure of our confidential information during and after the period of employment, ensures our right of ownership of any intellectual property developed during the period of employment, prohibits the solicitation of employees during employment and for one year following termination of employment and requires that any disputes regarding employment or termination of employment be subject to binding arbitration.

  Summary of Employment Agreement with Harry T. Hawks

        Mr. Hawks' employment agreement, effective as of May 5, 2010, provides for his employment with us on an "at-will" basis. Upon a termination of Mr. Hawks' employment for "good reason" (generally, a material breach of the employment agreement by us that is not cured within 60 days after written notice from Mr. Hawks), or by us without "cause," Mr. Hawks is entitled to 12 months of base salary continuation, payable at the same time and in the same manner as such salary had been paid prior to termination. The agreement also provides that Mr. Hawks will be subject to the terms of our Confidentiality, Proprietary Rights and Non-Solicitation Agreement which generally prohibits the unauthorized disclosure of our confidential information during and after the period of employment, ensures our right of ownership of any intellectual property developed during the period of employment, prohibits the solicitation of employees during employment and for one year following termination of employment and requires that any disputes regarding employment or termination of employment be subject to binding arbitration. The Compensation Committee reviewed Mr. Hawks' fiscal year 2012 performance and the salaries of similar executive officers in the Company's peer group and approved an increase in base salary for Mr. Hawks to $440,000, effective August 1, 2012.

  Summary of Employment Agreement with George B. Hughes, Jr.

        Mr. Hughes' employment agreement, effective as of July 9, 2007, provides for his employment with us on an "at-will" basis. Upon a termination of Mr. Hughes' employment for "good reason" (generally, a material breach of the employment agreement by us that is not cured within 60 days after written notice from Mr. Hughes or a reduction in base salary), or by us without "cause," Mr. Hughes is entitled to 180 days of base salary continuation, payable at the same time and in the same manner as such salary had been paid prior to termination; however, under the Company's severance policy (which would supersede his employment agreement), he would be eligible to receive nine months of salary continuation. The agreement also provides that Mr. Hughes will be subject to the terms of our Confidentiality, Proprietary Rights and Non-Solicitation Agreement which generally prohibits the unauthorized disclosure of our confidential information during and after the period of employment, ensures our right of ownership of any intellectual property developed during the period of employment, prohibits the solicitation of employees during employment and for one year following termination of employment and requires that any disputes regarding employment or termination of employment be subject to binding arbitration. The Compensation Committee reviewed Mr. Hughes' fiscal year 2012 performance and the salaries of similar executive officers in the Company's peer group and approved an increase in base salary for Mr. Hughes to $349,000, effective August 1, 2012.

  Summary of Employment Agreement with Bruce J. Davis

        Mr. Davis' employment agreement, effective as of January 3, 2007, provides for his employment with us on an "at-will" basis. Upon a termination of Mr. Davis' employment for "good reason" (generally, a material breach of the employment agreement by us that is not cured within 60 days, a reduction in base salary, a diminution or adverse change to title or the person to whom Mr. Davis reports prior to a change in control of the Company, a material diminution in authority, responsibilities or duties, a relocation of place of employment more than 25 miles from our headquarters, a material reduction in Mr. Davis' compensation, assignment of a materially different title and responsibilities effectively demoting Mr. Davis, or if the employment agreement is not assumed by the successor within 90 days following a change in control of the Company), or by us without cause, Mr. Davis is entitled to 12 months of base salary continuation. The agreement also provides that Mr. Davis will be subject to the terms of our Confidentiality, Proprietary Rights and Non-Solicitation Agreement which generally prohibits the unauthorized disclosure of our confidential information during and after the period of employment, ensures our right of ownership of any intellectual property developed during the period of employment, prohibits the solicitation of employees during employment and for one year following termination of employment and requires that any disputes regarding employment or termination of employment be subject to binding arbitration. The Compensation Committee reviewed Mr. Davis' fiscal year 2012 performance and the salaries of similar executive officers in the Company's peer group and approved an increase in base salary for Mr. Davis to $340,000, effective August 1, 2012.

  Summary of Employment Agreement with Celia M. Stokes

        Ms. Stokes' employment agreement, effective as of March 20, 2006, provides for her employment with us on an "at-will" basis. Upon a termination of Ms. Stokes' employment for "good reason" (generally, a material breach of the employment agreement by us that is not cured within 30 days), or by us without cause, Ms. Stokes' employment agreement provides that she is entitled to 180 days of base salary continuation; however, under the Company's severance policy (which would supersede her employment agreement), she would be eligible to receive nine months of salary continuation. The agreement also provides that Ms. Stokes will be subject to the terms of our Confidentiality, Proprietary Rights and Non-Solicitation Agreement which generally prohibits the unauthorized disclosure of our confidential information during and after the period of employment, ensures our right of ownership of any intellectual property developed during the period of employment, prohibits the solicitation of employees during employment and for one year following termination of employment and requires that any disputes regarding employment or termination of employment be subject to binding arbitration. The Compensation Committee reviewed Ms. Stokes' fiscal year 2012 performance and the salaries of similar executive officers in the Company's peer group and approved an increase in base salary for Ms. Stokes to $350,000, effective August 1, 2012.

  Change in Control Arrangements

        The stock option agreements for outstanding stock options, including those held by our named executive officers, generally provide for accelerated and full vesting of unvested stock options upon a change in control of the Company. In addition, Mr. Packard's outstanding shares of unvested restricted stock will become fully vested immediately prior to a change in control of the Company. Other than the foregoing, none of the named executive officers is entitled to any payments or benefits upon a change in control of the Company absent a qualifying termination in connection with the change in control.

  Potential Value of Termination and Change in Control Benefits

        The following table provides the dollar value of the potential payments and benefits that each named executive officer would be entitled to receive upon certain terminations of employment (including in connection with a change in control of the Company) and upon a change in control of the Company absent a termination of employment, assuming that the termination or change in control, as applicable, occurred on June 30, 2012, and the price per share of our Common Stock subject to the stock options equaled $33.14, the value of one share of our Common Stock on June 30, 2012.

Name	Payment	Death	Without Cause	Good Reason	Change in Control	Disability
Ronald J. Packard	Salary continuation	$308,219	$1,875,000	$1,875,000	—	—
	Target bonus payment	—	—	—	—	$625,000	(1)
	Option vesting	425,278	425,278	425,278	425,278	425,278
	Restricted stock vesting	2,274,779	2,274,779	2,274,779	2,274,779	2,274,779
Harry T. Hawks	Salary continuation	—	432,000	432,000	—	—
	Option vesting	—	—	—	—	—
	Restricted stock vesting	568,520	568,520	—	—	568,520
George B. Hughes, Jr.	Salary continuation	—	247,500	247,500	—	—
	Option vesting	—	—	—	66,249	—
	Restricted stock vesting	517,540	517,540	—	—	517,540
Bruce J. Davis	Salary continuation	—	324,000	324,000	—	—
	Option vesting	—	—	—	54,207	—
	Restricted stock vesting	454,630	454,630	—	—	454,630
Celia M. Stokes	Salary continuation	—	248,250	248,250	—	—
	Option vesting	—	—	—	66,249	—
	Restricted stock vesting	517,540	517,540	—	—	517,540
Timothy L. Murray	Salary continuation	—	500,000	500,000	500,000	—
	Option vesting	—	—	—	—	—
	Restricted stock vesting	291,250	291,250	291,250	—	—

(1)
Represents 100% of the pro-rata disability payment on the last day of the fiscal year.

 CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Policies and Procedures for Related-Party Transactions

        We recognize that related-party transactions present a heightened risk of conflicts of interest and have adopted a policy to which all related-party transactions shall be subject. Pursuant to the policy, the Audit Committee of our Board of Directors, or in the case of a transaction in which the aggregate amount is, or is expected to be, in excess of $250,000, the Board of Directors, will review the relevant facts and circumstances of all related-party transactions, including, but not limited to: (i) whether the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party; and (ii) the extent of the related party's interest in the transaction. Pursuant to the policy, no director, including the Chairman of the Audit Committee may participate in any approval of a related-party transaction to which he or she is a related party. The Board of Directors or Audit Committee, as applicable, will then, in its sole discretion, either approve or disapprove the transaction.

        Certain types of transactions, which would otherwise require individual review, have been pre-approved by the Audit Committee. These types of transactions include, for example: (i) compensation to an officer or director where such compensation is required to be disclosed in our proxy statement; (ii) transactions where the interest of the related party arises only by way of a directorship or minority stake in another organization that is a party to the transaction; and (iii) transactions involving competitive bids or fixed rates. Additionally, pursuant to the terms of our related-party transaction policy, all related-party transactions are required to be disclosed in our applicable filings as required by the Securities Act of 1933 and the Exchange Act and related rules. Furthermore, any material related-party transactions are required to be disclosed to the full Board of Directors. In connection with becoming a public company, we established internal policies relating to disclosure controls and procedures, which include policies relating to the reporting of related-party transactions that must be pre-approved under our related-party transactions policy.

  Employment Agreements

        We have entered into employment agreements with certain of our executive officers. For more information regarding these agreements, see "Compensation Discussion and Analysis—Employment Agreements."

Compensation Committee Interlocks and Insider Participation

        In fiscal year 2012, there were no interlocking relationships existing between members of our Board of Directors and our Compensation Committee and members of the Board of Directors or the compensation committee of any other company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Exchange Act requires directors and executive officers and persons, if any, owning more than 10% of a class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's equity and equity derivative securities. Based solely upon a review of the copies of such reports and written representations from reporting persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with on a timely basis for fiscal year 2012, except for a Form 4 for Ms. Stokes that was filed late on October 28, 2011 due to an administrative error.

 PROPOSAL 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our stockholders with a non-binding advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with rules promulgated by SEC Rules.

        Our Board of Directors is committed to corporate governance best practices and recognizes the substantial interests that stockholders have in executive compensation matters. The Compensation Committee of our Board of Directors has designed our executive compensation programs to achieve the following key objectives:

Objective	How our compensation programs reflect this objective
To achieve strong Company performance	• Aligns executive compensation with the Company's and the individual's performance
• Makes a substantial portion of total compensation variable with performance
To align executives' and stockholders' interests	• Provides executives with the opportunity to participate in the ownership of the Company
• Rewards executives for long-term growth in the value of our stock
• Links executive pay to specific, measurable results intended to create value for stockholders
To motivate executives to achieve key performance goals	• Compensates executives with performance-based awards that depend upon the achievement of established corporate targets
• Rewards executives for individual contributions to the Company's achievement of Company-wide performance measures
To attract and retain a talented executive team	• Targets total compensation at the 50th to 75th percentile range among companies with which we compete for talent and for stockholder investment
• Utilizes independent compensation consultants and market survey data to monitor pay relative to peer companies

        We encourage stockholders to review the Compensation Discussion and Analysis in this Proxy Statement, which describes our executive compensation philosophy and the design of our executive compensation programs in great detail. Our Board of Directors believes the Company's executive compensation programs are effective in creating value for our stockholders and moving the Company towards realization of its long-term goals.

        We are asking our stockholders to signal their support for the compensation of our named executive officers by casting a vote "FOR" the following resolution:

  "RESOLVED, that the Company's stockholders approve, on a non-binding advisory basis, the compensation of the Company's named executive officers, as disclosed in the Proxy Statement for the 2012 Annual Meeting pursuant to the compensation disclosure rules of the U.S. Securities and

  Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure."

        The vote sought by this proposal is advisory and not binding on the Company, the Board of Directors or the Compensation Committee. Although the vote is non-binding and advisory, the Company, the Board of Directors and the Compensation Committee value the input of the Company's stockholders, and the Compensation Committee will consider the outcome of the vote when making future executive compensation determinations.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE U.S. SECURITIES AND EXCHANGE COMMISSION.

 PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

        Subject to stockholder ratification, the Audit Committee has appointed the firm of BDO USA, LLP, or BDO USA, as the Company's independent registered public accounting firm for fiscal year 2013. Although ratification is not required by law, our Board of Directors believes that stockholders should be given the opportunity to express their view on the subject. While not binding on the Audit Committee, if the stockholders do not ratify this appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. We currently anticipate that a representative of BDO USA will attend the Annual Meeting and this representative will be provided with an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders, if any.

        The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of BDO USA as the Company's independent registered public accounting firm.

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" RATIFICATION OF BDO USA AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

Fees Paid to Independent Registered Public Accounting Firm

        The following table sets forth the aggregate fees and expenses billed to us by BDO USA for fiscal years 2011 and 2012:

	2011	2012
Audit Fees	$1,477,000	$1,291,000
Audit-Related Fees	$70,000	$43,000
Tax Fees	—	—
All Other Fees	—	—
Total	$1,547,000	$1,334,000

        Audit Fees are for professional services for the Company's annual audit, including the audit of internal control over financial reporting for fiscal years 2011 and 2012, reviews of the interim financial statements included in the Company's quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. Audit-related fees in fiscal year 2012 are for professional services associated with merger and acquisition activities and an agreed upon procedures agreement. Audit-related fees in fiscal year 2011 are for professional services associated with merger and acquisition activities and SEC filings that include pro forma financial statements of acquired entities.

        The Audit Committee maintains policies and procedures for the pre-approval of work performed by the independent auditors in that, under the Audit Committee charter, all auditor engagements must be approved in advance by the Audit Committee. All of the services provided to the Company by BDO USA during fiscal years 2011 and 2012 were pre-approved by the Audit Committee.

Interest of Certain Persons in Matters to be Acted On

        No director or executive officer of K12 who has served in such capacity since July 1, 2012, or any associate of any such director or officer, to the knowledge of the executive officers of K12, has any material interest, direct or indirect, through security holdings or otherwise, in any matter proposed to be acted on at the Annual Meeting, which is not shared by all other stockholders or as is otherwise described in this Proxy Statement.

 AUDIT COMMITTEE REPORT

        In accordance with a written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company's financial reporting processes and its internal audit function. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and for assessing the effectiveness of the Company's internal control over financial reporting. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and for issuing reports thereon.

        In this context, the Audit Committee has met and held discussions with management and the independent auditors, as well as legal counsel. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as currently in effect.

        In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with the independent auditors the auditors' independence from the Company and its management.

        The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's accounting principles.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements of the Company for the fiscal year ended June 30, 2012, in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed with the U.S. Securities and Exchange Commission on September 12, 2012. The Audit Committee also recommended to the Board of Directors, subject to stockholder ratification, the selection of BDO USA as the Company's independent registered public accounting firm for fiscal year 2013, and the Board of Directors accepted its recommendation.

Members of the Audit Committee
Steven B. Fink (Chairman) Guillermo Bron Nathaniel A. Davis

        The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, each as amended (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

 DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

        The SEC's rules permit the Company to deliver a single set of Annual Meeting materials to one address shared by two or more of the Company's stockholders. The Company has delivered only one Proxy Statement and Annual Report to multiple stockholders who share an address, unless the Company received contrary instructions from the affected stockholders prior to the mailing date. The Company will promptly deliver, upon written or oral request, a separate copy of the Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Proxy Statement or Annual Report, contact K12 Inc., 2300 Corporate Park Drive, Herndon, VA 20171, Attention: General Counsel and Secretary, or call us at 703-483-7000.

PROPOSALS BY OUR STOCKHOLDERS

        Stockholder proposals intended for inclusion in next year's proxy statement under Rule 14a-8 of the Exchange Act should be sent to our principal executive offices and must be received not less than 120 calendar days prior to November 29, 2013. Accordingly, stockholder proposals must be received no later than August 1, 2013. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

        Rule 14a-5(e) of the Exchange Act additionally provides that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our Secretary of this proposal in writing at least 45 days prior to the anniversary of the date on which we mailed our proxy materials for the prior year's annual meeting of stockholders. Accordingly, for our 2013 annual meeting, any notification must be made no later than September 16, 2013. If during the prior year we did not hold an annual meeting, or if the date of the meeting has changed more than 30 days from the prior year, then notice must be received a reasonable time before we mail our proxy materials for the current year. The stockholder must be a stockholder of record both at the time of giving notice and at the time of the annual meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information filing requirements of the Exchange Act and, in accordance with the Exchange Act, file certain reports and other information with the SEC relating to our business, financial condition and other matters. You may read and copy any reports, statements or other information that the Company filed with the SEC at the SEC's public reference room at 100 F Street, NE, Washington, DC 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of these materials can be obtained, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information.

        Any person from whom proxies for the meeting are solicited may obtain, if not already received, from the Company, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, by written request addressed to K12 Inc., 2300 Corporate Park Drive, Herndon, VA 20171, Attention: Investor Relations Department. The Annual Report on Form 10-K is not soliciting material and is not incorporated in this document by reference.

        In order to obtain any documents you request from the Company in time for the Annual Meeting, you must request the documents from the Company by Thursday, November 22, 2012, which is five business days prior to the date of the Annual Meeting.

        You should rely only on the information contained in this document to vote your shares of Common Stock at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated October 29, 2012. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This document does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such solicitation in that jurisdiction.

Withhold For All For All Except x 2012 ANNUAL MEETING OF STOCKHOLDERS This Proxy is solicited by the Board of Directors for the Annual Meeting of Stockholders on November 29, 2012, 9:00 A.M The undersigned stockholder of K12 Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Ronald J. Packard and Howard D. Polsky, and each of them, with the power to act without the other and with the power of substitution, as proxies (the “Proxy Holders”) and attorneys-in-fact for the undersigned, to attend the annual meeting of stockholders of the Company to be held at the law firm of Latham & Watkins LLP, located at 555 Eleventh Street, NW, Suite 1000, Washington, DC 20004-1304, on November 29, 2012, at 9:00 A.M., Eastern Time, and any adjournment(s), continuation(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such annual meeting and in their discretion, to vote upon such other business as may properly come before the annual meeting and otherwise to represent the undersigned at the annual meeting with all powers possessed by the undersigned if personally present at the annual meeting. Detach above card, sign, date and mail in postage paid envelope provided. PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. The above signed hereby acknowledge(s) receipt of a copy of the accompanying Notice of 2012 Annual Meeting of Stockholders and the proxy statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given with respect to such annual meeting. THESE PROPOSALS ARE FULLY EXPLAINED IN THE ENCLOSED NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT. K12 INC. REVOCABLE PROXY K12 INC. The Board of Directors recommends you vote FOR the following proposal: 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION The Board of Directors recommends you vote FOR the following proposal: 3. RATIFICATION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2013 This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated but the Proxy Card is signed, this Proxy Card will be voted “FOR” the election of the Board of Directors nominees named in the proxy statement; “FOR” the approval, on a non-binding advisory basis, of the compensation of the named executive officers of the Company and; “FOR” the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2013. Stockholders who plan to attend the annual meeting may revoke their Proxy by attending and casting their vote at the annual meeting in person. 1. ELECTION OF DIRECTORS 01 Craig R. Barrett 06 Mary H. Futrell 02 Guillermo Bron 07 Ronald J. Packard 03 Nathaniel A. Davis 08 Jon Q. Reynolds, Jr. 04 John M. Engler 09 Andrew H. Tisch 05 Steven B. Fink IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT YOUR ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED. PLEASE MARK VOTES AS IN THIS EXAMPLE 6391 (INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.) PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING. PROXY MATERIALS ARE AVAILABLE ON-LINE AT: proxy.ir.K12.com For Against Abstain The Board of Directors recommends you vote FOR the following: For Against Abstain Date Sign above Co-holder (if any) sign above Please be sure to date and sign this proxy card in the box below. PLEASE SIGN name(s) exactly as shown on above. Where there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee or in another representative capacity, please add your title as such. If executed by a corporation or partnership, the Proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.

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VOTING SECURITIES
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
PROPOSAL 1
ELECTION OF DIRECTORS
INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
EXECUTIVE OFFICERS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
Short-Term vs. Long-Term Incentive Pay Opportunity as a Percentage of Total Pay
Cash (Base Salary + Target Annual Incentive) vs. Equity-Based Pay Opportunity as a Percentage of Total Pay
Fixed Pay vs. Variable Pay Opportunity as a Percentage of Total Pay
Summary Compensation Table for Fiscal Year 2012
Grants of Plan-Based Awards During Fiscal Year 2012
Outstanding Equity Awards at 2012 Fiscal Year End
Option Exercises and Stock Vested During Fiscal Year 2012
Nonqualified Deferred Compensation
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
AUDIT COMMITTEE REPORT
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
PROPOSALS BY OUR STOCKHOLDERS
WHERE YOU CAN FIND MORE INFORMATION